EX-2.1

DATE 6th September2002

ELEVON, INC.

NOVELE LIMITED

SHARE PURCHASE AGREEMENT

relating to the acquisition of the entire

issued share capital of

Elevon International Limited

CONTENTS

Clause Page

1 Definitions, interpretation and third party rights 1

2 Sale and purchase 7

3 Consideration 8

4 Completion 8

5 Warranties 9

6 Protection of Goodwill 11

7 Indemnity 15

8 Taxation 15

9 Release by Vendor 15

10 Insurance 16

11 Announcements 16

12 Assignment 16

13 General 17

14 Notices 18

15 Guarantees 20

16 Transfer of Commercial Contracts 21

17 Transfer of WIPI Commercial Contracts 23

18 The Properties 24

19 Pensions 29

20 Retained Employees 29

21 Governing law and jurisdiction 30

Schedules

1 The Company

2 The Subsidiaries

3 Completion obligations of the Vendor

4 Warranties

1 Disclosed information 31

2 The Vendor 31

3 The Shares and the Company 32

4 Compliance with laws and regulation 34

5 The Accounts and accounting records 35

6 Business since the Accounts Date 36

7 Debts 37

8 Financial arrangements 38

9 Trading arrangements 38

10 Liabilities and commitments 39

11 Insurances 41

12 Assets 41

13 Intellectual Property 44

14 Properties 46

15 The Environment 48

16 Employees and consultants 48

17 Pensions 50

18 Taxation 51

5 Limitations on Liability

6 Properties

7 Intellectual Property

8 Tax Covenant

1 Definitions 71

2 Covenant 73

3 Limitations 74

4 Grossing up 75

5 Conduct of taxation claims 75

6 Payment 76

7 Recovery 77

8 Pre-Completion tax affairs 78

9 Guarantees

10 The Management Team

  Commercial Contracts

  Apportionment of Consideration

List of Agreed Form Documents

A1 to A4 Letters of Resignation

B Vendor's Power of Attorney

C1 to C3 Board Minutes

D1 to D3 Written Resolutions (and new Articles of Association)

E1 to E2 Distribution Agreements

F Transitional Services Agreement

G Legal Opinion

H1 to H3 The Intellectual Property Assignments

I July 31 Statement

J The Termination Letter

K The Property Assignment

N The NC Acquisition Agreement

O Vendor Group Company Inter-Company Debt acknowledgement

SHARE PURCHASE AGREEMENT

DATE September 6, 2002

PARTIES

1 ELEVON, INC. a corporation incorporated under the laws of the State of Delaware of 303 2nd Street, 3 North, San Francisco 94107, California USA ("the Vendor")

2 NOVELE LIMITED (registered in England and Wales under number 4507111) whose registered office is at 20 Bedfordbury, London WC2N 4BL ("the Purchaser")

INTRODUCTION

A The Company is a private company limited by shares. Details of the Company are set out in Schedule 1.

B The Vendor has agreed to procure that WIPI shall sell and the Purchaser has agreed to buy the Shares, the WIPI Commercial Contracts and the Vendor Group Commercial Contracts on the terms and subject to the conditions of this Agreement.

AGREEMENT

  Definitions, interpretation and third party rights

    The Introduction and Schedules form part of this Agreement and have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement includes the Introduction and Schedules.

    In this Agreement, the following words and expressions have the following meanings:-

the Accounts: the audited accounts of the Company and EL and the audited consolidated accounts of the Company and EL for the accounting reference period which ended on the Accounts Date (comprising in each case a balance sheet and profit and loss account or, as the case may be, a consolidated balance sheet and consolidated profit and loss account, notes and directors' and auditors' reports);

the Accounts Date: 31 December 2001;

the Agreed Form: the form agreed between and signed by or on behalf of the Vendor and the Purchaser;

Business Day: any day other than a Saturday, Sunday or any other day which is a public holiday in England or the United States of America;

CAA 2001: Capital Allowances Act 2001;

Claim: means any claim made by the Purchaser in connection with the Warranties or under the Tax Covenant or under an indemnity set out in this Agreement or the E5 Assignment and "Claims" shall be construed accordingly;

Commercial Confidential Information: all information other than Technical Confidential Information but including: trade secrets; customer/client lists, contact details of clients, customers and suppliers and individuals within those organisations; financial projections, target details and accounts; fee levels, pricing policies, commissions and commission charges; budgets, forecasts, reports, interpretations, records and corporate and business plans; planned products and services; marketing and advertising plans, requirements and materials, marketing surveys and research reports and market share and pricing statistics; and passwords;

the Company: Elevon International Limited;

the Companies Acts: the Companies Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985, the Companies Act 1989 and Part V of the Criminal Justice Act 1993;

Completion: completion of the sale and purchase of the Shares and other assets being acquired by the Purchaser in accordance with this Agreement;

the Completion Date: 6 September 2002 at such time immediately following the closing of all financial markets in the United States on which the Vendor's shares are traded;

the Consideration: the sum referred to in Clause 3.1, being the consideration payable by the Purchaser to the Vendor (or as the Vendor directs) for the sale and purchase of the Shares and the benefit (subject to the burden) of the WIPI Commercial Contracts and the Vendor Group Commercial Contracts pursuant to this Agreement;

the Disclosure Letter: the letter dated the date of this Agreement from the Vendor to the Purchaser making certain disclosures against the Warranties;

the Distribution Agreements: the distribution agreements to be entered into by the Vendor and EL in the Agreed Form marked "E1" to "E2";

Domain Names: the internet domain names identified in Schedule 7;

E5 Assignment: the assignment of Intellectual Property relating to the E5 Software to be entered into by the Vendor and the Purchaser in the Agreed Form marked H1;

E5 Business: the business of licensing, maintaining, developing and installing the E5 Software for use in a client/server environment, (but not for use in conjunction with mainframe operating systems or environments) and providing associated business consulting services;

E5 Software: the computer software and associated Intellectual Property purchased by EL (then known as Walker Financial Solutions Limited) from the administrative receivers of QSP Group plc and QSP Solutions Limited pursuant to an agreement dated 1 November 2001, together with all software engineering modifications and developments thereto;

EL: Elevon Limited;

Exclusivity Letter: the letter agreement dated 17 July 2002 between the Vendor and Redac Limited;

GBCSL: Global Business Consulting Solutions Limited;

Group Company: in relation to any company, any body corporate which is from time to time a holding company of that company, a subsidiary of that company or a subsidiary of a holding company of that company and "Group Companies" shall mean all such companies;

Intellectual Property: patents, petty patents, utility models, registered designs, design right, copyright, database right, registered trade marks and service marks, trade or business names, domain names, logos, get-up or trade dress, or secret processes, formulae, know-how, patentable inventions and all rights or forms of protection of a similar nature or effect subsisting anywhere in the world, including applications or registrations for any such right;

Inter-Company Debt: the net debt outstanding from EL to the Vendor Group at the Completion Date, being the sum of £3,258,445;

July 31 Statement: the consolidated statement of working capital of EL in the Agreed Form marked "I";

KPMG Report: the report prepared for Alchemy by KPMG Transaction Services in connection with the acquisition of the Company;

the Management Accounts: the unaudited accounts of EL for the period from the Accounts Date to 31 July 2002 (comprising a balance sheet and profit and loss account), a copy of which is annexed to the Disclosure Letter;

the Management Team: the individuals who are identified in Schedule 10;

the NC Acquisition Agreement: the agreement in the Agreed Form marked "N" for the acquisition by the Purchaser (or a subsidiary of the Purchaser) of the Vendor's business in North Carolina;

the Parties: the Purchaser and the Vendor and "Party" shall mean either of them;

the Products: the software products of the Vendor commonly known as E2, Steps, E5, AFP and Horizon;

the Properties: the leasehold properties located in England and Wales owned or occupied by WIPI, the Company or one of the Subsidiaries, details of which are given in Part 1 of Schedule 6;

the Purchaser Group: the Purchaser and any subsidiary of the Purchaser from time to time and "member of the Purchaser Group" shall mean any such company;

Purchaser's Solicitors: Macfarlanes of 10 Norwich Street, London EC4A 1BD;

Relevant WIPI Contract: has the meaning ascribed to it in clause 17.5;

the Restricted Territories:

(a) the United Kingdom, the Channel Islands, the Isle of Man and the Republic of Ireland;

(b) Iceland, the Kingdom of Saudi Arabia, the Republic of South Africa, the Netherlands, Finland and Sweden;

(c) any other country in which the Company or any of the Subsidiaries carries on the E5 Business at Completion;

Retained Employees: means John C Curd, Martin A Frost, Paul Dillan, Peter G Willson, Stephen M Blasdale and Christine Buckley being those employees of EL who will not remain with EL on Completion but will instead be transferred to Seller or a Seller Affiliate at or before Completion (the "Retained Employees");

Shared Group Contract: any contract which, were the word "exclusively" deleted from the definition of "Vendor Group Commercial Contracts", would have constituted a Vendor Group Commercial Contract other than a Relevant WIPI Contract;

the Shares: the A and B ordinary shares referred to in paragraph 8 of Schedule 1, comprising the entire issued share capital of the Company;

the Subsidiaries: EL and GBCSL, details of which are set out in Schedule 2 and "Subsidiary" shall mean either of them;

Target Business: the business of licensing, maintaining, developing and installing the Products and associated business consultancy services in the Target Territories;

the Target Group: the Company and the Subsidiaries taken together and "member of the Target Group" shall mean any such company;

Target Group Commercial Contracts: all distribution, representation and agency agreements, sales agreements, purchase agreements, lease agreements, services agreements, licence agreements, co-operation agreements and other trading contracts to which a member of the Target Group is a party and which relate exclusively to the Vendor Business being those identified in Part 2 of Schedule 11 and "Target Group Commercial Contract" shall mean any such agreement or contract;

Target Group Guarantee: any guarantees, indemnities, suretyships, letters of comfort or other assurance, security or rights of set- off to which any member of the Target Group is a party relating to the business carried on by the Vendor Group including but not limited to those set out in Part 2 of Schedule 9 (and "Target Group Guarantees" shall mean all such Target Group Guarantees);

the Target Territories:

(a) the United Kingdom, the Channel Islands, the Isle of Man and the Republic of Ireland; and

    Iceland, the Kingdom of Saudi Arabia, the Republic of South Africa, the

Netherlands, Sweden and Finland; and

(c) in relation to the E5 Business only, any other country in which the Company or any of the Subsidiaries carries on business at Completion;

Taxation: has the meaning attributed to it in Schedule 8;

the Tax Covenant: the covenant contained in Schedule 8;

Taxes Act 1988: Income and Corporation Taxes Act 1988;

TCGA 1992: Taxation of Chargeable Gains Act 1992;

Technical Confidential Information: information of a technical nature and not being Commercial Confidential Information including: technical information, know-how, research and development; technical reports and interpretations; and computer software;

Termination Letter: the letter agreement in the Agreed Form marked "J" to be entered into by the Vendor and Redac Limited terminating the Exclusivity Letter with effect from Completion;

a third party: any person other than the Parties and "third parties" shall be construed accordingly;

Transitional Services Agreement: the transitional services agreement to be entered into by the Vendor and EL in the Agreed Form marked F;

VATA 1994: Value Added Tax Act 1994;

Vendor Business: the business of licensing, maintaining, developing and installing the Products outside the Target Territories;

Vendor Group: the Vendor and any subsidiary of the Vendor from time to time (other than members of the Target Group) and "member of the Vendor Group" shall mean any such company;

Vendor Group Guarantee: the guarantees, indemnities, suretyships, letters of comfort or other assurance, security or rights of set- off to which any member of the Vendor Group is a party relating wholly to the Target Business set out in Part 1 of Schedule 9 (and "Vendor Group Guarantees" shall mean all such Vendor Group Guarantees);

Vendor Group Commercial Contracts: all distribution, representation and agency agreements, sales agreements, purchase agreements, lease agreements, services agreements, licence agreements, co-operation agreements and other trading contracts to which the Vendor or a member of the Vendor Group other than WIPI is a party and which relate exclusively to the Target Business and the benefit of which has been, and is, held for the Target Group including but not limited to those agreements and contracts identified in Part 1 of Schedule 11 and "Vendor Group Commercial Contract" shall mean any of them;

the Vendor Territories: those countries which are not Restricted Territories;

the Warranties: the warranties set out in Schedule 4 and "Warranty" shall be construed accordingly; and

Warranty Claim: a claim made for breach of Warranty (or the warranties in the NC Acquisition Agreement) and "Warranty Claims" shall be construed accordingly; and

WIPI: Walker Interactive Products International, Inc.

WIPI Commercial Contracts: all distribution, representation and agency agreements, sales agreements, purchase agreements, lease agreements, services agreements, licence agreements, co-operation agreements and other trading contracts to which WIPI is a party and relate exclusively or predominantly to the Target Business and the benefit of which has been, and is, held for the Target Group, including but not limited to those listed in Part 3 of Schedule 11;

    In this Agreement (unless the context requires otherwise):-

      words and expressions which are defined in the Companies Acts have the same meanings as are given to them in the Companies Acts;

      any question as to whether a person is connected with any other person shall be determined in accordance with the provisions of section 839 Taxes Act 1988;

      any reference to a statute, statutory provision or subordinate legislation ("legislation") shall (except where the context requires otherwise) be construed as referring to:

        such legislation as amended and in force from time to time and to any legislation which (either with or without modification) re- enacts, consolidates or enacts in rewritten form any such legislation; and

        any former legislation which it re-enacts, consolidates or enacts in rewritten form provided that in the case of those matters which fall within sub-Clause 1.3.3.1 above, as between the Parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

      any reference to an SSAP is to a Statement of Standard Accounting Practice adopted by the Accounting Standards Board and shall be construed as including a reference to:-

        any Financial Reporting Standard issued by the Accounting Standards Board to amend, withdraw or supersede such SSAP and any reference to an FRS is to a Financial Reporting Standard issued by the Accounting Standards Board; and

        any Urgent Issues Task Force abstracts issued by the Accounting Standards Board to advise on and clarify the interpretation of SSAPs and FRSs and any reference to an UITF abstract is to an Urgent Issues Task Force abstract issued by the Accounting Standards Board;

      any gender includes a reference to the other genders;

      any reference to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and howsoever incorporated or established;

      any reference to a "person" includes a natural person, partnership, company, body corporate, association, organisation, government, state, foundation and trust (in each case whether or not having separate legal personality);

      any reference to the Introduction, a Clause or Schedule is to the Introduction, a Clause or Schedule (as the case may be) of or to this Agreement;

      "directly or indirectly" means either alone or jointly with any other person and whether on his own account or in partnership with another or others or as the holder of any interest in or as officer, employee or agent of or consultant to any other person;

      any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

      any reference to "in writing" or "written" shall (except where the context requires otherwise) include written or produced by any legible and non-transitory substitute for writing (but not including in electronic form) or partly in one manner and partly in another;

      any references to time of the day are (save where otherwise stated) to London time;

      where it is necessary to determine whether a monetary limit or threshold set out in this Agreement has been reached or exceeded (as the case may be) and the value of the relevant claim or any of the relevant claims is expressed in a currency other than pounds sterling, the value of each such claim shall be translated into pounds sterling at the prevailing exchange rate applicable to that amount of that non-sterling currency by reference to middle-market rates quoted by the Royal Bank of Scotland plc immediately before close of business in London on the date of receipt by the relevant person(s) of written notification from the Purchaser in accordance with this Agreement of the existence of such claim, or if such day is not a Business Day, on the Business Day immediately preceding such day; and

      any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

      where a sum is preceded by £ this means UK pounds sterling and where a sum is preceded by $ this means US dollars.

    The index and Clause headings in this Agreement are included for convenience only and do not affect the interpretation of this Agreement.

    The Parties agree that, subject always to and save as expressly provided in the provisions of this Clause 1.5, Clause 5.3 (third party exclusion from Warranty claims), Clause 9 (release by the Vendor for the benefit of third parties), Clause 12.1 (successors to, and assigns of, the Parties) and Clause 12.4 (security holders, third party and Group Company transferees of the Shares post Completion):-

      no term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a third party; and

      notwithstanding that any term of this Agreement may be or become enforceable by a third party, the terms of this Agreement or any of them may be varied, amended or modified or this Agreement may be suspended, cancelled, rescinded or terminated by agreement in writing between the Parties without the consent of any such third party.

  Sale and purchase

    The Vendor shall sell or procure that WIPI (and any other relevant member of the Vendor Group) shall sell with full title guarantee free from all liens, charges, encumbrances and any other third party rights and the Purchaser shall purchase with effect from and including the Completion Date (to the intent that as from and including that date all rights and advantages accruing to the Shares, including any dividends or distributions declared or paid on the Shares after that date, shall belong to the Purchaser):-

      the Shares;

      the benefit (subject to the burden) of the WIPI Commercial Contracts and the Vendor Group Commercial Contracts; and

      all other property and assets (wherever situated) owned by any member of the Vendor Group and used exclusively in connection with the Target Business at the Completion Date (other than the Shares, the software which is the subject of the E5 Assignment or the Distribution Agreements or any asset, right or interest of any member of the Vendor Group which the Target Group is only permitted to use pursuant to the Transitional Services Agreement).

    The Purchaser shall not be obliged to complete the purchase of any of the Shares or the WIPI Commercial Contracts unless the sale of all of the Shares and the WIPI Commercial Contracts is completed simultaneously.

    The Vendor shall procure that WIPI shall sell with full title guarantee free from all liens, charges, encumbrances and any other third party rights and the Purchaser shall purchase with effect from and including the Completion Date (to the intent that as from and including that date all rights and advantages accruing to the shares, including any dividends declared or paid on the shares after that date shall belong to the Purchaser) its holding of one ordinary share in EL.

  Consideration

    The consideration for the Shares and the WIPI Commercial Contracts and Vendor Group Commercial Contracts shall be the sum of $1,858,094.

    The Consideration shall be satisfied in cash on Completion in accordance with Clause 4.1.3.1, shall be exclusive of VAT and shall be apportioned as follows (which values shall be adopted by the Parties for tax and stamp duty purposes):-

      the benefit (subject to the burden) of the WIPI Commercial Contracts and Vendor Group Commercial Contracts and any property or assets referred to in Clause 2.1.3: $1; and

      the Shares: $1,858,093.

    Any amount paid in respect of a Claim shall be deemed to give rise to a corresponding reduction in the consideration paid under the Agreement or under the E5 Assignment.

    Payment of the Consideration shall be made by the Purchaser (or the Purchaser's Solicitors) to the following account:-

  Bank: Barclays Bank plc

  Fleet Street Business Centre

  Strand Corporate Banking Group

  55 Hatton Garden

  London

  EC1N 8DN

  Swift Code: BARCGB22

  Sort Code: 20-30-19

  Acct Name: Charles Russell USD Account

  Acct Number: 47929288

  Completion

    Completion shall take place on the Completion Date at the offices of the Purchaser's Solicitors when:-

      the Vendor shall deliver to the Purchaser, or procure the delivery to the Purchaser of, the documents and other items referred to in Schedule 3;

      the Vendor and the Purchaser shall jointly procure:-

        that there shall be held a Meeting of the Board of Directors of the Company and of each of the Subsidiaries at which there shall be duly passed Resolutions set out and contained in Board Minutes of the Company and of the Subsidiaries in the Agreed Form marked "C1" to "C3" respectively; and

        that there shall be held an Extraordinary General Meeting of the Company and of each of the Subsidiaries at which there shall be duly passed Resolutions set out and contained in a Notice of Meeting of the Company and of each of the Subsidiaries in the Agreed Form marked "D1" to "D3" respectively;

      the Purchaser shall:-

        pay the sum of $1,856,404 to the Vendor in accordance with Clause 3.4 or as the Vendor may direct in writing by way of transfer of funds;

        procure that EL executes the E5 Assignment, the Distribution Agreements and the Transitional Services Agreement and delivers the same to the Vendor; and

        procure that Redac Limited executes the Termination Letter and delivers the same to the Vendor; and

        procure that EL repays to the Vendor $4,443,596 representing the agreed equivalent in dollars of the Inter-Company Debt less £400,000 owed to the Vendor.

    The performance by the Vendor of its obligations under Clause 4.1 shall be a condition precedent to the performance by the Purchaser of its obligations under Clause 4.1 to the intent that, if the Vendor shall fail or shall be unable to perform any of its obligations under Clause 4.1, the Purchaser shall at its option (and without prejudice to any other remedies or rights which it may have against the Vendor in respect of such non-performance) cease to be liable to perform its obligations under Clause 4.1.

    The Vendor confirms and agrees that no interest shall be due or payable on the Inter-Company Debt left outstanding and the Vendor shall not be entitled to demand repayment in respect thereof until 31 December 2002 or the preceding Business Day, when the Purchaser shall procure that EL repays £400,000 to the Vendor representing the balance of the Inter-Company Debt. Notwithstanding the foregoing, if EL receives full payment of each of the sums due from Bateleur Walker Financial Systems (Pty) Limited (in relation to South Africa) and Saudi Aramco (in relation to Saudi Arabia); being £120,319.72 and £178,315.10 respectively prior to 31 December 2002, the Purchaser shall procure that £200,000 of that Inter-Company Debt left outstanding pursuant to Clause 4.1.3.4 shall be repaid by the Company within 10 Business Days of receipt of such sums. To the extent that the Inter-Company Debt is not repaid by 31 December 2002, interest shall accrue thereon at the rate of 1% per month before as well as after judgment.

    The Vendor confirms that it will ensure that the relevant proportion of the Inter-Company Debt repaid to the Vendor pursuant to Clause 4.1.3.4 is remitted to the relevant member of the Vendor Group as set out in the schedule of intercompany balances attached to the Disclosure Letter and shall deliver an acknowledgement from each such company at Completion in the Agreed Form marked "O".

  Warranties

    In consideration of the Purchaser and/or the relevant member of the Target Group entering into this Agreement (and making all payments under this Agreement or the E5 Assignment), the Vendor warrants to the Purchaser that each of the Warranties is true and accurate in all respects and is not misleading at the date of this Agreement.

    The Warranties shall not in any respect be extinguished or affected by Completion.

    The Vendor undertakes to the Purchaser that, in the event of any claim being made against it for breach of the Warranties, it will not make any claim against the Company or any of the Subsidiaries or, for so long as they remain employed by the Purchaser or any Group Company of the Purchaser (or otherwise in relation to the Target Business), against any director, officer or employee of the Company or of any of the Subsidiaries on which or on whom it may have relied before agreeing to any terms of this Agreement or authorising any statement in the Disclosure Letter. The Company, the Subsidiaries and any such director, officer or employee may enforce the terms of this Clause 5.3 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided that, as a condition thereto, any such third party shall:-

      obtain the prior written consent of the Purchaser; and

      not be entitled to assign its rights under this Clause 5.3.

    The Warranties:-

      save for those set out under paragraph 2.1 (capacity), 3.1 (share ownership), or 3.2 (share and loan capital) of Schedule 4, are qualified by reference to those matters fairly disclosed (with sufficient detail to identify the nature and scope of the matter disclosed) in the Disclosure Letter and not otherwise;

      are separate and independent and, unless expressly provided to the contrary, are not limited or restricted by reference to or inference from the terms of any other provision of this Agreement or any other Warranty;

      where qualified by the knowledge, information, belief or awareness of the Vendor, are deemed to include a statement that such knowledge, information, belief or awareness has been acquired after due and careful enquiries by the Vendor of the Management Team (together with, in the case of those Warranties relating to Taxation outside the UK, having enquired of Messrs PricewaterhouseCoopers whether they are aware of any matters which should be disclosed in respect of those warranties only) in respect of the relevant subject matter of such Warranties provided that in the case of the Warranties relating to Intellectual Property, such enquiries shall not include searches; and

      apply to each of the Subsidiaries as well as to the Company as if the word "Company" was defined to mean each of the Subsidiaries and the Company.

    None of the Warranties nor any provision in the Tax Covenant shall be, or shall be deemed to be, qualified, modified or discharged by reason only of any investigation or inquiry made by or on behalf of the Purchaser and no information relating to the Company or to any of the Subsidiaries of which the Purchaser has knowledge (whether actual or constructive), other than (in the case of the Warranties):-

      if and to the extent that Robert Barnes and Jon Moulton of Alchemy Partners have actual knowledge of the relevant circumstances and knew that such circumstances would entitle the Purchaser to bring a Warranty Claim; or

      by reason of its being disclosed in the Disclosure Letter in accordance with this Agreement shall prejudice any claim which the Purchaser shall be entitled to bring or shall operate to reduce any amount recoverable by the Purchaser under this Agreement or the Agreed Form Documents.

    The provisions of Schedule 5 shall (where relevant) apply to limit the liability of the Vendor in respect of any relevant Claim including, as specifically provided, any Claim under the Tax Covenant provided that the provisions of Schedule 5 shall not apply in respect of:-

      any claim under paragraph 2.1 (capacity); 3.1 (share ownership); or 3.2 (share and loan capital) of Schedule 4; or

      any claim arising out of any fraudulent or wilful non- disclosure on the part of the Vendor or any of its officers, employees or advisers.

    Save for the Warranties set out in paragraphs 13.2, 13.3, 13.6 and 13.10 of Schedule 4, no warranty, representation or undertaking, express or implied, is given by the Vendor as to the Vendor's title to rights in the E5 Software acquired from the receivers of QSP. The Vendor and the Purchaser agree that, save in respect of a Warranty Claim made under the Warranties in paragraphs 13.2, 13.3, 13.6 and 13.10 of Schedule 4, the Vendor shall have no liability to the Purchaser nor any Purchaser Group Company or any assignee thereof or person deriving title therefrom under or in connection with any Claim, claim, third party claim, matter or event or otherwise whatsoever and howsoever arising, to the extent that it relates to any deficiency in title to such E5 Software acquired from the receivers of QSP.

  Protection of Goodwill

    The provisions of this Clause 6 are made with the intention of assuring to the Purchaser and each of its Group Companies and the Vendor and each of its Group Companies following Completion the full benefit and value of the goodwill and connections of the Company and the Subsidiaries or of the Vendor and each of its Group Companies, as the case may be and as a constituent part of the agreement for the sale of the Shares, the WIPI Commercial Contracts, the Vendor Group Commercial Contracts and the entering into of the E5 Assignment and the Distribution Agreements. Accordingly the Vendor and the Purchaser agrees that the restrictions contained in this Clause 6 are reasonable and necessary for the protection of the legitimate interests of the Purchaser and the Vendor and that the restrictions do not work harshly on either of them.

    The Vendor covenants with the Purchaser and each of its Group Companies following Completion that, save with the prior written consent of the Purchaser:-

      for the period of 2 years following the Completion Date, it will not in the Restricted Territories in competition with the Company or any of the Subsidiaries, directly or indirectly:-

        carry on; or

        work on any account of; or

        be in any way interested in or connected with

      any business carried on within any part of the Restricted Territories which competes with the E5 Business carried on by the Company or any of the Subsidiaries at the Completion Date provided always that this Clause shall not prevent the Vendor from being interested as a holder or beneficial owner solely for investment purposes of less than five per cent. of any securities of any company whose securities are listed or quoted on any recognised investment exchange in the United Kingdom;

      for the period of 2 years following the Completion Date, it will not in the Restricted Territories in relation only to the E5 Business, directly or indirectly:-

        either:-

          deal with; or

          seek engagement with; or be engaged by; or

          engage in business with; or

          work on any account or business of

        any customer of the Company or any of the Subsidiaries for the purpose of providing that customer with goods or services which are the same as or similar to any goods or services which it was involved in providing to that customer as part of the E5 Business at any time in the twelve months preceding the Completion Date;

        solicit business from any customer of the Company or any of the Subsidiaries for the purpose of providing to that customer goods or services which are the same as or similar to those which it has been involved in providing as part of the E5 Business to that customer at any time in the twelve months preceding the Completion Date;

        interfere with or seek to interfere with contractual or other trade relations between the Company or any of the Subsidiaries and any of its or their respective customers;

        interfere or seek to interfere with contractual or other trade relations between the Company or any of the Subsidiaries and any of its or their respective suppliers;

        either:-

          solicit the services of; or

          endeavour to entice away from the Company or any of the Subsidiaries; or

          knowingly assist in, or procure, the employment by any other person of; or

          employ or engage in any other capacity

      any officer, consultant or senior or managerial employee of the Company or either of the Subsidiaries who has been employed at any time in the 6 months prior to Completion by such a company (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company) for the purposes of providing services the same as or similar to those provided to the Company or any of the Subsidiaries save that this Clause 6.2.2.5 shall not apply to any such officer, consultant or senior or managerial employee of the Company or either of the Subsidiaries who makes an unsolicited approach to the Vendor (or a recruitment agency acting on behalf of the Vendor) or who responds to an advertisement placed in good faith by the Vendor (or on behalf of the Vendor);

      for the period of 2 years following the Completion Date, save as required by applicable law or regulation it will:-

        not communicate or divulge to any person; and/or

        not make use or permit the use of; and/or

        use its reasonable endeavours to prevent the publication, disclosure or unauthorised use of,

      any Commercial Confidential Information concerning the business, finances or affairs of the Company or of any of the Subsidiaries or of any of their respective customers or suppliers save for information: (a) that is in the public domain or which enters the public domain (other than where such information enters the public domain due to breach or default of the Vendor of this Agreement), (b) which is not capable of protection, (c) that is acquired from a third party other than as a result of a breach of an obligation of confidence owed to the Purchaser under this Agreement, or (d) to the extent that the Vendor continues to use such Commercial Confidential Information relating to the Vendor Business only in the Vendor Territories; or

      at any time following the Completion Date, save as required by applicable law or regulation or as permitted by this Agreement or the Agreed Form Documents (or in relation to the carrying on of the Vendor Business as carried on at the date hereof) it will:-

        not communicate or divulge to any person; and/or

        not make use or permit the use of; and/or

        use its reasonable endeavours to prevent the publication, disclosure or unauthorised use of,

    any Technical Confidential Information concerning the business, finances or affairs of the Company or of any of the Subsidiaries or of any of their respective customers or suppliers save for information: (a) that is in the public domain or which enters the public domain (other than where such information enters the public domain due to breach or default of the Vendor of this Agreement), (b) which is not capable of protection, (c) that is acquired from a third party other than as a result of a breach of an obligation of confidence owed to the Purchaser under this Agreement, or (d) to the extent that the Vendor continues to use such Technical Confidential Information relating to the Vendor Business only in the Vendor Territories.

    The Purchaser covenants, and shall procure that each member of the Target Group covenants, with the Vendor and each of its Group Companies following Completion that, save with the prior written consent of the Vendor:-

      for the period of 2 years following the Completion Date, it will not, directly or indirectly, either:-

          solicit the services of; or

          endeavour to entice away from the Vendor or any of its Group Companies; or

          knowingly assist in, or procure, the employment by any other person of; or

          employ or engage in any other capacity

      any officer, consultant or senior or managerial employee of the Vendor or any of its Group Companies who has been employed at any time in the 6 months prior to Completion by such a company (whether or not such person would commit any breach of his contract or employment or engagement by reason of leaving the service of such company) for the purposes of providing services the same as or similar to those provided to Inc. or any of its Group Companies, save that this Clause 6.3.1.1 shall not apply to any such officer, consultant or senior or managerial employee, who makes an unsolicited approach to a member of the Purchaser's Group (or a recruitment agency acting on their behalf), or who responds to an advertisement placed in good faith by a member of the Purchaser's Group (or on their behalf);

      for the period 2 years following the Completion Date, save as required by applicable law or regulation, it will:-

        not communicate or divulge to any person; and/or

        not make use or permit the use of; and/or

        use its reasonable endeavours to prevent the publication, disclosure or unauthorised use of,

      any Commercial Confidential Information concerning the business, finances or affairs of the Vendor or of any of its Group Companies or any of their respective customers or suppliers save for information: (a) that is in the public domain or which enters the public domain (other than where such information enters the public domain due to breach or default of the Purchaser or any of its Group Companies of this Agreement), (b) which is not capable of protection, (c) that is acquired from a third party other than as a result of a breach of an obligation of confidence owed to the Vendor under this Agreement, or (d) to the extent that the Target Group continues to use such Commercial Information relating to the Target Business only outside in the Vendor Territories;

      at any time following the Completion Date, save as required by applicable law or regulation or as permitted by this Agreement or the Agreed Form Documents, it will:-

        not communicate or divulge to any person; and/or

        not make use or permit the use of; and/or

        use its reasonable endeavours to prevent the publication, disclosure or unauthorised use of,

      any Technical Confidential Information concerning the business, finances or affairs of the Vendor or of any of its Group Companies or any of their respective customers or suppliers save for information: (a) that is in the public domain or which enters the public domain (other than where such information enters the public domain due to breach or default of the Purchaser or any of its Group Companies of this Agreement), (b) which is not capable of protection, (c) that is acquired from a third party other than as a result of a breach of an obligation of confidence owed to the Vendor under this Agreement, or (d) the Target Group continues to use such Technical Confidential Information relating to the Target Business only outside the Vendor Territories;

      it will not following the end of a period of 6 months from the Completion Date ("the Run Out Period"):-

        use; or

        apply to register on any public register

    the names "Walker Interactive Products", "Elevon", "Horizon", "AFP", "Rarevision", "Tamaris", "Walker", "APTOS", "Immpower" or "Collaborative Synergis" (in each case whether alone or in conjunction with other names) or any name similar to those names or likely to be confused with them.

    Within 30 days of the end of the Run Out Period the Purchaser will, if so required by the Vendor and at the Vendor's cost, transfer and/or assign all rights in the Domain Names to the Vendor.

    The Parties agree that the restrictions contained in this Clause 6 are at all times subject to the rights and obligations of the Parties under the Distribution Agreements and, in the event of conflict between this Clause 6 and the Distribution Agreements, the Distribution Agreements shall take precedence.

    The Purchaser shall procure that EL shall not renew the contractual arrangements with Caltex Pacific Indonesia for the provision of E2 consultancy services (which arrangements are currently provided for in an addendum (to a contract for warranty maintenance services between Pt Nova Sedaya Cipta and Walker International effective 1 December 2001) dated 2 July 2001 between Caltex Pacific Indonesia and EL (then known as Walker Financial Solutions Limited) and appended to the Disclosure Letter) for a period of 2 years from Completion.

    While the restrictions contained in this Clause 6 are considered by the Parties to be reasonable in all the circumstances, it is recognised that restrictions of their nature may fail for technical reasons. Accordingly it is agreed that, if any of such restrictions shall be found to be invalid or unenforceable as going beyond what is reasonable in all the circumstances for the protection of the interests of the Purchaser or the Vendor or otherwise, but would be valid or enforceable if part of the wording of the restriction were deleted or the period for which it applies were reduced or the range of activities or area dealt with by it were reduced in scope, the restriction concerned shall apply with such modifications as may be necessary to make it valid and enforceable.

  Indemnity

  The Vendor covenants to indemnify and keep indemnified the Purchaser against all damages, actions, claims, demands, losses, costs and expenses incurred by the Purchaser or any member of the Target Group in connection with any liabilities of GBCSL (but not, for the avoidance of doubt, any liabilities of either of the Company or EL which do not relate to GBCSL) to the extent arising out of or relating to events occurring prior to Completion.

  Taxation

  The provisions of Schedule 8 shall have effect.

  Release by Vendor

    Save as contemplated by Clause 4.3 and the NC Acquisition Agreement, the Vendor confirms that neither it nor any other Group Company of the Vendor has (nor will any such company at Completion have) (following performance by the Purchaser of its obligations under Clause 4.1.3) any claim (whether in respect of any breach of contract, or pursuant to any intra-group licensing arrangements or monies due or on any account whatsoever) outstanding against the Company or any of the Subsidiaries or against any of the shareholders, directors, officers, employees or professional advisers of the Company or any of the Subsidiaries (save as provided for under Clause 5.3) and that no agreement or arrangement is outstanding under which the Company or any of the Subsidiaries or any of such persons has or could have any obligation of any kind to any such company.

    To the extent that any such claim or obligation exists or may exist, the Vendor (for itself and on behalf of each Group Company of the Vendor) irrevocably and unconditionally waives such claim or obligation and releases the Company and each of the Subsidiaries and any such other persons from any liability whatsoever in respect of such claim or obligation.

    The Company, the Subsidiaries and any shareholder, director, officer, employee or professional adviser of the Company or either of the Subsidiaries may enforce the terms of Clauses 9.1 and 9.2 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided always that, as a condition thereto, any such third party shall:-

      obtain the prior written consent of the Purchaser; and

      not be entitled to assign its rights under this Clause 9.

    To the extent that EL receives monies from B-Plan Information Systems Limited ("B-Plan") in accordance with the terms of an agreement dated 12 October 2001 made between the Vendor and B-Plan, the Purchaser shall procure that EL shall promptly account to the Vendor for such monies.

  Insurance

  In respect of any event occurring prior to Completion giving rise to a liability of the Target Group and in respect of which a claim under any policy of insurance in force immediately prior to Completion could be made, and where the benefit of such policy cannot be transferred or assigned to the Company the Vendor shall make and pursue any such claim at the Purchaser's cost as the Purchaser or the Target Group shall reasonably request including, but not limited to:-

    (in respect of claims made following Completion) informing as soon as reasonably practicable the issuer of such policy of insurance of the likelihood of any such claim arising;

    keeping the Purchaser informed on a regular basis of the progress of any such claim;

    making such claims under the policies and giving such information and assistance as the Purchaser may reasonably request in respect of such claim (subject to an indemnity for costs from the Purchaser); and

    permitting the Company to make and/or take over the conduct of any such claim in the name of the Vendor.

  Announcements

    Subject to the provisions of Clause 11.2, no Party shall issue any press release or publish any circular to shareholders or any other public document or make any statement or disclosure to any person who is not a Party (including any document, statement or disclosure published, issued or made by the Vendor to any supplier to or customer of the Company or any of the Subsidiaries), in each case relating to this Agreement or the matters contained in it, without obtaining the prior written approval of the other Party (such approval not to be unreasonably withheld or delayed) to its contents and the manner and extent of its presentation and publication or disclosure.

    The provisions of Clause 11.1 do not apply to:-

      any announcement relating to or connected with or arising out of this Agreement required to be made by the Purchaser or the Vendor:-

        by virtue of the regulations of the UK Listing Authority, the London Stock Exchange, the Panel on Takeovers and Mergers or the Securities and Exchange Commission; or

        by any court or governmental or administrative authority competent to require the same; or

        by any applicable law or regulation; or

        any document, statement or disclosure published, issued or made by the Purchaser or any member of the Target Group after Completion to any supplier to or customer of the Company or of any of the Subsidiaries.

  Assignment

    Subject to this Clause 12, this Agreement shall be binding upon and enure for the benefit of the successors and assignees of the Parties and, subject to any succession or assignment permitted by this Agreement, any such successor or assignee of the Parties shall in its own right be able to enforce any term of this Agreement.

    The Vendor and its permitted assignees may at any time assign all or any of its rights and benefits under this Agreement to any of the Vendor's Group Companies, provided that if any member to whom such rights and benefits are assigned ceases to be a member of the Vendor's Group Companies it shall re-assign the rights and benefits to the Vendor or another member of the Vendor's Group Companies.

    The Purchaser and its assignees may at any time (i) assign, (ii) transfer, (iii) charge (iv) declare or create a trust or other interest over or (v) deal in any other manner with this Agreement or any of its rights or obligations under it.

    The Purchaser shall be entitled to:-

      grant security over or assign by way of security all or any of its rights under this Agreement;

      assign or transfer the benefit of rights under, or rights of action for breaches of, this Agreement; or

      sell or transfer all or some of the Shares to a third party on terms the same as, or similar to (in whole or in part) those set out in this Agreement (including, without limitation, the terms of Clause 5 (Warranties) and this Clause 12 (Assignment))

    in reliance, inter alia, upon the warranties, covenants, indemnities, agreements and undertakings set out in this Agreement. In the event of any such grant, assignment, sale or transfer, it is agreed that any person to whom such security has been granted, to whom such rights have been assigned or transferred or to whom such Shares have been sold or transferred shall in its own right be able to enforce any of the warranties, covenants, indemnities, agreements and undertakings set out in this Agreement, provided always that, as a condition thereto, (i) the Purchaser shall notify the Vendor in writing forthwith upon such grant, assignment, sale or transfer and (ii) any such third party shall (a) obtain the prior written consent of the Purchaser, (b) serve written notice on the Parties agreeing to be bound by the terms of Clause 19.2 (jurisdiction) and (c) not be entitled to assign its rights under this Clause 12.4.

    Save as provided in this Clause 12 neither Party shall be entitled to assign or transfer the benefit of any provision of this Agreement or dispose of any right or interest in this Agreement without the prior written consent of the other party.

  General

    The Parties shall do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as the other Party may from time to time reasonably require for the purpose of giving each of the Parties the full benefit of the provisions of this Agreement.

    This Agreement, the documents in the Agreed Form and the other documents referred to in them constitute the entire agreement between, and understanding of, the Parties with respect to the subject matter of this Agreement and such documents and supersede any prior written or oral agreement(s) or arrangement(s) between the Parties in relation thereto.

    Each of the Parties acknowledges and agrees that in entering into this Agreement, and the documents in the Agreed Form and the other documents referred to in them, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether or not a Party) other than as expressly set out in this Agreement as a Warranty. The only remedy available to a Party for breach of the Warranties shall be damages for breach of contract under the terms of this Agreement. Nothing in this Clause shall, however, operate to limit or exclude any liability for or remedy in respect of, fraud or fraudulent misrepresentation.

    The Vendor waives any rights of pre-emption over the Shares conferred on it or held by it either by virtue of the Company's Articles of Incorporation or bylaws or by express agreement or otherwise.

    Save as otherwise stated in this Agreement, each Party shall pay his or its own costs and expenses of and incidental to the negotiation, preparation, execution and implementation by it of this Agreement, of each document referred to in it and the sale and purchase of the Shares.

    This Agreement shall, as to any of its provisions remaining to be performed or capable of having or taking effect following Completion, remain in full force and effect notwithstanding Completion.

      The failure or delay of the Purchaser or the Vendor at any time or times to require performance of any provision of this Agreement shall not affect its right to enforce such provision at a later time.

      No waiver by the Purchaser or the Vendor of any condition or of the breach of any term, covenant, representation, warranty or undertaking contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation, warranty or undertaking in this Agreement.

      Any liability to the Purchaser or the Vendor under this Agreement may in whole or in part be released, compounded or compromised and time or indulgence may be given by the Purchaser or the Vendor, as the case may be, in its absolute discretion as regards any Party under such liability without in any way prejudicing or affecting its rights against any other Party under the same or a like liability, whether joint and several or otherwise.

    This Agreement or any of the documents referred to in it may be amended, modified, superseded or cancelled and any of its terms, covenants, representations, warranties, undertakings or conditions may be waived only by an instrument in writing signed by (or by some person duly authorised by) each of the Parties or, in the case of a waiver, by the Party waiving compliance.

    If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

    This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

  Notices

  Any notice or other communication given under this Agreement shall be in writing and signed by or on behalf of the Party giving it and shall be served by delivering it personally or sending it by pre-paid recorded delivery or registered post or fax to the address and for the attention of the relevant Party set out in sub-Clause 14.2 (or as otherwise notified by that Party under this Agreement). Any such notice shall be deemed to have been received:-

      if delivered personally, at the time of delivery;

      in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting;

      in the case of fax, at the time of transmission.

    provided that if deemed receipt (but for this proviso) would have occurred before 9 a.m. on a Business Day the notice shall be deemed to have been received at 9 a.m. on that day, and if deemed receipt (but for this proviso) would have occurred after 5 p.m. on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9 a.m. on the next Business Day.

    The addresses and fax numbers of the Parties for the purposes of Clause 14.1 are:-

    Elevon Inc.

    Address: 303 2nd Street

    3 North

    San Francisco 94107

    California

    USA

    For the attention of: Frank Richardson

    Fax number: 001 415 243 2828

    With a copy to: The Company Secretarial Department

    Ref: GXT/AYC

    Charles Russell

    8-10 New Fetter Lane

    London

    EC4A 1RS

    Fax No: 00 44(2)7203 0202

    Novele Limited

    Address: 20 Bedfordbury

    London

    WC2N 4BL

    For the attention of: Robert Barnes and Jon Moulton

    Fax number: 00 44(0)20 7240 9594

    With a copy to: Nicola Richards

    Macfarlanes

    10 Norwich Street

    London EC4A 1BD

    Fax number: 00 44(0)20 7831 9222

    or such other address or fax number in the United Kingdom as may be notified in writing from time to time by the relevant Party to the other Party for the purposes of this Clause.

    In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant Party set out in Clause 14.2 (or as otherwise notified by that Party under this Agreement) and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post letter, or that the notice was transmitted by fax to the fax number of the relevant Party set out in Clause 15.2 (or as otherwise notified by that Party under this Agreement).

    For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by e-mail.

  Guarantees

    The Purchaser shall, and shall procure that the Company and the Subsidiaries shall:

      use all reasonable endeavours to secure with effect from Completion the release of the Vendor and any member of the Vendor Group without cost to the Vendor or any member of the Vendor Group from the Vendor Group Guarantees (including, if required, offering their own guarantee on substantially the same terms as and in substitution for the existing Vendor Group Guarantees or other liability of each such Group Company); and

      indemnify and keep indemnified the Vendor (which takes the benefit of this indemnity for itself and as trustee for each member of the Vendor Group) against all actions, proceedings, losses, costs, claims, damages, liabilities and expenses which it or any member of the Vendor Group may suffer or incur in respect of any claim made under or in respect of any of the Vendor Group Guarantees in respect of liabilities arising out of or relating to events occurring after Completion.

    The Vendor shall, and shall procure that each member of the Vendor Group shall:

      use all reasonable endeavours to secure with effect from Completion the release of any member of the Target Group without cost to the Purchaser or any member of the Target Group from the Target Group Guarantees (including, if required, offering their own guarantee on substantially the same terms as and in substitution for the existing Target Group Guarantees or other liability of each such Group Company); and

      indemnify and keep indemnified the Purchaser (which takes the benefit of this indemnity for itself and as trustee for each member of the Target Group) against all actions, proceedings, losses, costs, claims, damages, liabilities and expenses which it or any member of the Target Group may suffer or incur in respect of any claim made under or in respect of any of the Target Group Guarantees in respect of liabilities arising out of or relating to events occurring after Completion.

    Without prejudice to the generality of Clauses 15.1 and 15.2, the Purchaser hereby agrees to provide the Vendor with such co-operation and support as the Vendor may reasonably request (including making Kevin Lyons (for so long as he is employed by the Company) or, in his absence, such other person as the Purchaser may nominate, available to the Vendor) so that the Vendor may continue to negotiate with the landlord from time to time of the Gatehouse property (the "Gatehouse Landlord") with a view to securing a release of the Vendor Group Guarantee referred to in paragraph 5 of Schedule 9 the "Gatehouse Guarantee"). The Purchaser further acknowledges that such negotiations may involve a payment to the Gatehouse Landlord of up to £100,000 (the "Settlement Amount") in order for the Gatehouse Landlord to agree to release the Gatehouse Guarantee Provided That:-

      the Purchaser has been kept fully informed at all times of progress in such negotiations and no material concession affecting the Target Group has been made without the Purchaser's consent (not to be unreasonably withheld or delayed);

      no member of the Purchaser Group is itself required to give a replacement guarantee; and

      as part of the negotiations with the Gatehouse Landlord, the liability of the Target Group for roof repairs is agreed by the Gatehouse Landlord to be no more than £40,000;

  the Purchaser shall pay to the Gatehouse Landlord such sum as may be required to obtain the release of the Vendor Group Guarantee (up to a maximum of £100,000).

  Transfer of Commercial Contracts and Customer Data, etc.

    As between the Vendor Group and Purchaser, any Vendor Group Commercial Contract shall be transferred to the Purchaser or the relevant Purchaser Group Company with effect from the Completion Date and no formal assignment or novation shall be necessary as between the Parties, save as may be required by any such Vendor Group Commercial Contract. The Parties undertake to use their best efforts in order to validly assign and transfer (by way of novation or as otherwise required by applicable law) the benefit, if any, and burden of any Vendor Group Commercial Contracts accordingly. Pending any such assignment and transfer, the Vendor shall hold the benefit, if any, of any such Vendor Group Commercial Contracts on trust for Purchaser or the relevant Purchaser Group Company, absolute and exercise all rights in respect of them for and on behalf of the Purchaser or the relevant Purchaser Group Company as the Purchaser or the relevant Purchaser Group Company may reasonably request.

    Subject to Clause 16.4 below the Purchaser or the relevant Purchaser Group Company shall complete and discharge all and any Vendor Group Commercial Contracts and shall indemnify the Vendor against all actions, proceedings, costs, claims and demands brought or made against or incurred by the Vendor and against any loss suffered by the Vendor in respect of any of the Vendor Group Commercial Contracts and in each case only to the extent arising by reason of anything done or omitted to be done by the Purchaser or any Purchaser Group Company after Completion.

    The Vendor shall indemnify the Purchaser against all actions, proceedings, costs, claims and demands brought or made against or incurred by the Purchaser or any Purchaser Group Company in respect of any of the Vendor Group Commercial Contracts and in each case only to the extent arising by reason of anything done or omitted to be done by the Vendor Group prior to Completion.

    To the extent that any Vendor Group Commercial Contracts are not assignable without the consent of another party or without any agreement of novation, this Agreement shall not constitute an assignment or an attempted assignment if such assignment or attempted assignment would constitute a breach thereof. In the event that such consent or novation is required for any such assignment the Vendor will use all reasonable endeavours to obtain the consent of the other party to such assignment to the Purchaser or the relevant Purchaser's Company, if so requested by the Purchaser or the relevant Purchaser Group Company. Pending any such consent, the Vendor shall hold the benefit, if any, of any such Vendor Group Commercial Contract on trust for the Purchaser or the relevant Purchaser's Company in accordance with Clause 16.1 and the remaining provisions of this Clause 16.4 shall apply.

    Where the relevant Vendor Group Commercial Contract is for the supply of goods and/or services to the Vendor and the contract so permits, the Vendor shall make available to the Purchaser or any such Purchaser Group Company on the terms and conditions of such contract, such goods and/or services as have been provided to the Vendor.

    If such consent or novation is not obtained, the Vendor will co-operate with the Purchaser or the relevant Purchaser Group Companies in any reasonable arrangements designed to provide for the Purchaser or the relevant Purchaser Group Company the benefits under any of the Vendor Group Commercial Contracts, including enforcement at the cost and for the account of the Purchaser or the relevant Purchaser Group Companies of any and all rights of the Vendor against the other party thereto arising out of the cancellation by such other party or otherwise. If and to the extent that in respect of such Vendor Group Commercial Contracts any such arrangements cannot be made, neither the Vendor nor the Purchaser shall have any further obligation to each other relating thereto.

    After Completion the Target Group shall be responsible for the proper performance of the Vendor Group Commercial Contracts.

    As between the Vendor and Purchaser, any Target Group Commercial Contract shall be transferred to the Vendor or the relevant Vendor Group Company with effect from the Completion Date and no formal assignment or novation shall be necessary as between the Parties, save as may be required by any such Target Group Commercial Contract. The Parties undertake to use their best efforts in order to validly assign and transfer (by way of novation or as otherwise required by applicable law) the benefit and burden of any Target Group Commercial Contracts accordingly. Pending any such assignment and transfer, the Purchaser shall hold the benefit, if any, of any such Target Group Commercial Contracts on trust for Vendor or the relevant Vendor Group Company, absolute and exercise all rights in respect of them for and on behalf of the Vendor or the relevant Vendor Group Company as the Vendor or the relevant Vendor Company may reasonably request.

    Subject to Clause 16.10 below the Vendor or the relevant Vendor Group Company shall complete and discharge all Target Group Commercial Contracts and shall indemnify the Purchaser against all actions, proceedings, costs, claims and demands brought or made against or incurred by the Purchaser and against any loss suffered by the Purchaser in respect of any of the Target Group Commercial Contracts and in each case only to the extent arising by reason of anything done or omitted to be done by the Vendor or any Vendor Group Company after the Completion Date.

    To the extent that any Target Group Commercial Contracts are not assignable without the consent of another party or without any agreement of novation, this Agreement shall not constitute an assignment or an attempted assignment if such assignment or attempted assignment would constitute a breach thereof. In the event that such consent or novation is required for any such assignment the Purchaser will use all reasonable endeavours to obtain the consent of the other party to such assignment to the Vendor or the relevant Vendor's Company, if so requested by the Vendor or the relevant Vendor Group Company. Pending any such consent, the Purchaser shall hold the benefit, if any, of any such Target Group Commercial Contract on trust for the Vendor or the relevant Vendor's Company in accordance with Clause 16.8 and the remaining provisions of this Clause 16.10 shall apply.

    Where the relevant Target Group Commercial Contract is for the supply of goods and/or services to the Purchaser and the contract so permits, the Purchaser shall make available to the Vendor or any such Vendor Group Company on the terms and conditions of such contract, such goods and/or services as have been provided to the Purchaser.

    If such consent or novation is not obtained, the Purchaser will co-operate with the Vendor or the relevant Vendor Group Companies in any reasonable arrangements designed to provide for the Vendor or the relevant Vendor Group Company the benefits under any of the Target Group Commercial Contracts, including enforcement at the cost and for the account of the Vendor or the relevant Vendor Group Companies of any and all rights of the Purchaser against the other party thereto arising out of the cancellation by such other party or otherwise. If and to the extent that in respect of such Target Group Commercial Contracts any such arrangements cannot be made, neither the Vendor nor the Purchaser shall have any further obligation to each other relating thereto.

    After Completion the Vendor shall be responsible for the proper performance of any Target Group Commercial Contracts.

    The Vendor shall procure that any cheques or other payments or property which may, after the Completion Date, be received by the Vendor Group in respect of the Target Business shall be paid or delivered as soon as reasonably practicable by the Vendor Group to the Company.

    Without prejudice to the terms of the Transitional Services Agreement:-

      the Vendor shall ensure that all customer data and all other books, records and accounts relating exclusively to the Target Business are in the possession of the Company on the Completion Date (or if this is not practicable, made available to the Company pursuant to the Transitional Services Agreement and delivered to the Company as soon as practicable thereafter);

      the Vendor shall ensure that, to the extent that any customer data and any books, records and accounts which relate to the Target Business are retained by any Vendor Group Company:

      where held on computer and capable of separation, such customer data, books, records and accounts shall be downloaded on to disk and a copy of such disk shall be delivered to the Company as soon as reasonably practicable (and in any event within 10 Business Days of Completion), at no cost to the Target Group; and

      where not held on computer or incapable of separation, any relevant Vendor Group Company shall afford the Target Group access at all reasonable times to such books, records and accounts and permit the Target Group to take copies thereof at no cost to the Target Group.

    If and to the extent that the Purchaser gives written notice to the Vendor within 12 months of the Completion Date that it wishes the Company or another company within the Target Group to have transferred to it any Shared Group Contract, or that it wishes the Target Group to obtain a substitute therefor, then:-

      if and to the extent that the Vendor Group is reasonably able to obtain (at the Purchaser's expense) a new contract providing the Vendor Group with equivalent benefits to those conferred on the Vendor Group by the relevant Shared Group Contract, then the Company or the relevant member of the Target Group may have the benefit of that part of the relevant Shared Group Contract as relates to the Target Business; and

      failing which the Vendor shall, and shall procure that each member of the Vendor Group shall (at the Purchaser's expense) use reasonable endeavours to cooperate with and assist the Purchaser in obtaining for the benefit of the Target Group a replacement or substitute contract reasonably satisfactory to the Purchaser.

    Without prejudice to the terms of the Transitional Services Agreement, the Purchaser shall ensure that, to the extent that any customer data, books, records and accounts relating to the Vendor Business are retained by the Target Group, the relevant Target Group shall afford the Vendor and the Vendor's professional advisers access at all reasonable times in the year following Completion to such customer data, books, records and accounts and permit the Vendor to take copies thereof and if reasonably requested by the Vendor return such data (save for data relating to the Target Business) at no cost to the Purchaser or the Target Group.

  Transfer of WIPI Commercial Contracts

    The following provisions shall apply in relation to the WIPI Commercial Contracts.

      The Vendor shall upon the request of the Purchaser use its reasonable efforts to procure that agreements of novation between the relevant third party customer, WIPI and the Purchaser are entered into and the Purchaser shall co-operate with the Vendor for such purpose;

      unless or until a WIPI Commercial Contract is so novated, the Vendor shall, subject to clause 17.2 below, procure that the benefit of such WIPI Commercial Contract is assigned to the Purchaser and this Agreement shall, subject to Clause 17.2 below, constitute an assignment of the relevant WIPI Commercial Contract with effect from Completion;

      unless or until the benefit of any WIPI Commercial Contract is assigned or novated, the Vendor shall, subject to Clause 17.2 below, receive and hold the benefit (to the extent only that it relates to the Target Business) of the relevant WIPI Commercial Contract as trustee for the Purchaser and shall, accordingly, pay to the Purchaser promptly upon receipt any sums (to the extent only that they relate to the Target Business) received by it under any such WIPI Commercial Contract and take, and shall procure that WIPI takes, all steps reasonably requested by the Purchaser for the enforcement of rights arising under the relevant WIPI Commercial Contract at the sole cost and expense of the Vendor;

      unless or until a WIPI Commercial Contract is novated, the Purchaser shall (at the Purchaser's cost) perform or procure the performance of such WIPI Commercial Contract (to the extent solely that it relates to the Target Business) in accordance with its terms and conditions as sub-contractor to WIPI provided that sub-contracting is permitted under the terms of the relevant WIPI Commercial Contract and where sub-contracting is not so permitted the Purchaser (or as the Purchaser elects) shall perform such WIPI Commercial Contract as agent for WIPI and, in either case, undertakes to the Vendor to indemnify (to the extent solely that it relates to the Target Business) and keep indemnified WIPI against all damages, actions, claims, demands, losses, costs and expenses incurred by WIPI or the Vendor as the case may be, by virtue of the Purchaser performing obligations arising under the WIPI Commercial Contracts after Completion.

    Nothing in this Clause 17 shall be construed as an attempt to sell, transfer, assign or sub-license any WIPI Commercial Contract or the benefit thereof which by its terms is not transferable, assignable or sub- licensable without Consent unless the Consent shall have been given. In such event, or if any necessary Consent is not obtained within six (6) months after Completion or is refused and the procedure set out in this Clause 18 does not enable the full benefit (subject to the burden) of any WIPI Commercial Contract to be enjoyed by the Purchaser after Completion, the Parties shall use all reasonable endeavours to achieve an alternative solution pursuant to which the Purchaser shall both receive the full benefits of that WIPI Commercial Contract and assume the associated obligations. For the purposes of this Clause 17.2, "Consent" means the consent, approval, waiver or the like from or of a person (other than the Vendor) that is a party to a WIPI Commercial Contract.

    Nothing in this Clause 17 shall require the Vendor or any member of the Vendor Group to actively collect debts on behalf of the Purchaser or correspond directly or otherwise communicate with customers (other than confirming to such customers of the terms of this Clause) where in the reasonable opinion of the Vendor to do so would be materially and adversely prejudicial to the Vendor's commercial relationship with the customers of the Vendor.

    If any Relevant WIPI Contract (as defined below) is novated or, as the case may be, the benefit, if any, in respect thereof is assigned to the Purchaser pursuant to Clauses 17.1.1 or 17.1.2, the Purchaser shall take all reasonable steps at the Vendor's request (at no cost to the Purchaser or the Target Group) to confer the benefit, if any, (insofar as it does not relate to the Target Business and does relate to the Vendor Business) of any such Relevant WIPI Contract upon the Vendor.

    For the purposes of Clause 17.4, "Relevant WIPI Contract" means a WIPI Commercial Contract which does not relate exclusively to the Target Business.

  The Properties

    Subject to any other relevant provisions of this Agreement, the Purchaser and the Vendor shall each procure that the Properties shall be dealt with by EL and WIPI respectively in accordance with the relevant provisions of Part 2 of Schedule 6.

      The Purchaser shall indemnify each of the Vendor, WIPI and any member of WIPI's Group Companies which at the time guarantees the tenant covenants and obligations contained in the relevant Lease against all actions, proceedings, costs, claims and demands arising as a result of any non- observance, non-performance or breach by EL of its obligations contained in Clauses 8.3, 8.4, 8.6.3, 8.6.4 and 10 of Part 2 of Schedule 6 of this Agreement.

      The Vendor shall indemnify each of the Purchaser and EL against all actions, proceedings, costs, claims and demands arising as a result of any non-observance, non-performance or breach by WIPI of its obligations contained in Clause 8.6.5 of Part 2 of Schedule 6 of this Agreement.

    Subject to the provisions of clause 18.3 the Vendor will use reasonable endeavours to procure that EL or such other member of the Purchaser Group as the Purchaser shall direct (the "Relevant Company") will acquire the benefit and burden of the following licences ("Licences"):

      Licence to occupy premises (the "Premises") at Grove House Basingstoke made between Absolutely Offices Limited (1) and Walker (2) dated 20 August 2001 ("Licence 1");

      Licence for Telephone and Data Communications Systems made between Absolutely Offices Limited (1) and Walker Financial Solutions Limited (2) dated 21 August 2001 ("Licence 2"); and

      Licence for Permanent Internet Connection made between Absolutely Offices Limited (1) and Walker Financial Solutions Limited (2) dated 21 August 2001 ("Licence 3").

    The Purchaser agrees that it will procure that the Relevant Company performs all of the Company's or relevant Subsidiary's obligations under the Licences (including but not limited to payment of sums due) but that the Relevant Company will not occupy the Premises but shall allow those employees currently in occupation to continue to occupy the Premises. The Vendor agrees that it will reimburse to the Purchaser any payments which the Purchaser shall have properly made pursuant to Licences 1 and 2 in respect of the period from Completion up to and including 29 September 2002 and under Licence 3 in respect of the period from Completion up to and including the earlier of (a) 15 November 2002 and (b) the date of termination of Licence 3 following production by the Purchaser of a receipted invoice. The Purchaser agrees that it will procure that the Relevant Company serves notice to terminate each of the Licences in accordance with their terms, such that Licences 1 and 2 terminate on 29 September 2002 and Licence 3 terminates on or before 15 November 2002, such notices to be served on or before 27 August 2002, and to be copied to the Vendor.

  Pensions

    The Purchaser will, by no later than 14 days after Completion, procure the execution of documents to effect the substitution of EL in place of WIPI as a participating employer in the Scheme.

    The Vendor will co-operate in good faith with the Purchaser after Completion to effect the following:-

      the said substitution of EL in place of WIPI as a participating employer in the Scheme, and thereafter the application for Inland Revenue approval of that substitution;

      the substitution of EL in place of WIPI as the participating employer in Scottish Widows Group Stakeholder Plan Number P000033653, Standard Life Group Personal Pension Plan Number J14092 and Scottish Equivalent Group Personal Pension Plan Number 62689.

    The Vendor shall indemnify the Purchaser against:-

      all costs reasonably incurred in making the substitutions outlined in Clause 19.2 above including without limitation any such costs involved in making an application to the Inland Revenue for approval of the substitution to be made under Clause 19.2.2 above;

      all liability arising after Completion as a result of the failure of the Vendor to substitute EL as the relevant employer pursuant to Clauses 19.2.1 to 19.2.2 above before Completion.

  Retained Employees

    If following Completion, the contract of employment of any Retained Employee has not been transferred to the Vendor or a member of the Vendor Group and still has effect as made between EL and that person: -

      EL may terminate the contract upon giving the Vendor 7 Business Days notice of its intention to terminate, such notice to be given as soon as practicable upon becoming aware of that effect; and

      the Vendor shall indemnify the Purchaser against any liabilities arising out of such termination and against any sum payable to or in respect of that person.

    The Vendor shall indemnify the Purchaser against all reasonable costs, reasonable expenses and against all damages, compensation, fines and other liabilities arising out of or in connection with:

      any claim by any Retained Employee that his or her contract of employment should remain with EL;

      any claim by any Retained Employee in relation to any failure by the Vendor to inform and/or consult the Retained Employees' representatives before the transfer of their employment to the Vendor or a member of the Vendor Group prior to Completion.

    The indemnities in Clauses 20.2.1 and 20.2.2 above are given on condition that:

      as soon as practicable upon becoming aware of any such claim the Purchaser shall notify the Vendor and not admit or seek to compromise the claim or take any other action which could reasonably be expected to prejudice the Vendor's ability to defend the claim;

      the Purchaser shall allow the Vendor at its expense to defend such claim (if necessary, in the name of the Purchaser) and give all reasonable assistance as it shall request for that purpose.

  Governing law and jurisdiction

    This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

    The Parties submit to the exclusive jurisdiction of the courts of England and Wales as regards any claim, dispute or matter arising out of or relating to this Agreement or any of the documents to be executed pursuant to this Agreement save that in relation to any application for injunctive relief such jurisdiction shall be non-exclusive.

    The Vendor irrevocably appoints Charles Russell (marked for the attention of The Company Secretarial Department Ref: GXT/AYC and at the address set out above at Clause 14.2) as its agent to receive on its behalf in England service of any proceedings arising out of or in connection with this Agreement. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Vendor).

    Each Party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Agreement being served on it in accordance with the provisions of this Agreement relating to service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

  IN WITNESS WHEREOF, the duly authorised representatives of the Parties have duly signed this Agreement the day and year first before written.

  SCHEDULE 1

  The Company

  Elevon International Limited

  Registered number: 2078018

  Date of incorporation: 27 November 1986

  Place of incorporation: England and Wales

  Registered office address: The Gatehouse

  Gatehouse Way

  Aylesbury

  Buckinghamshire

  HP19 3DL

  Directors: & #9; William Roger Llewellyn

  Paul Andrew Lord

  Keith Bertram Milton

  Stanley Vogler

  Secretary: & #9; Tanya Turner

  Authorised share capital:

  (a) Amount: £10,002

  (b) Number and class of shares: 10,000 A Shares of £1 each

  2 B Shares of £1 each

  Issued share capital:

  (a) Amount: £5,004

  (b) Number and class of shares: 5,002 A Shares held by WIPI

  2 B Shares held by WIPI

  Issued loan capital: None

  Charges: ; None

  Accounting Reference Date: 31 December

  Auditors: &# 9; Deloitte & Touche

  SCHEDULE 2

  The Subsidiaries

  Part 1

  Elevon Limited

  Registered number: 1848767

  Date of incorporation: 17 September 1984

  Place of incorporation: England and Wales

  Registered office address: The Gatehouse

  Gatehouse Way

  Aylesbury

  Buckinghamshire

  HP19 3DL

  Directors: William Roger Llewellyn

  Paul Andrew Lord

  Keith Bertram Milton

  Stanley Vogler

  Secretary: Tanya Turner

  Authorised share capital:

  (a) Amount: £100,000

  (b) Number and class of shares: 100,000 Ordinary Shares of £1 each

  Issued share capital:

  (a) Amount: £100,000

  (b) Number and class of shares: 1 Ordinary Share held by WIPI

  99,999 Ordinary Shares held by the

  Company

  Issued loan capital: None

  Charges:
Date of charge:	Date of registration:	Property charged:	Sums secured:	Chargee:
9 November 2001	23 November 2001	All property	All monies	Barclays Bank plc

  Accounting Reference Date: 31 December

  Auditors: Deloitte & Touche

  Part 2

  Global Business Consulting Solutions Limited

  1 Registered number: 03760336

  2 Date of incorporation: 23 April 1999

  3 Place of incorporation: England and Wales

  4 Registered office address: The Gatehouse

  Gatehouse Way

  Buckinghamshire

  HP19 3DL

  5 Directors William Roger Llewellyn

  Paul Andrew Lord

  Kevin John Lyons

  Stanley Vogler

  6 Secretary William Roger Llewellyn

  7 Authorised share capital:

  (a) Amount: £100

  (b) Number and class of shares: 100 Ordinary Shares of £1 each

  8 Issued share capital:

  (a) Amount: £100

  (b) Number of class of shares: 100 Ordinary Shares each held by EL

  9 Issued loan capital: None

  10 Charges: None

  11 Accounting Reference Date: 31 December

  SCHEDULE 3

  Completion obligations of the Vendor

  At Completion, the Vendor shall deliver or procure to be delivered to the Purchaser:-

  a duly executed stock transfer in favour of the Purchaser or its nominee(s) in respect of the Shares together with the certificates for the Shares;

  any other document which may reasonably be required to give good title to the Shares or which may be necessary to enable the Purchaser to procure the registration of the Shares in the name of the Purchaser or its nominee(s);

  a copy of any power of attorney under which this Agreement, or any of the transfers or other documents referred to in the preceding paragraphs 1 and 2 of this Schedule, is executed and evidence to the Purchaser's satisfaction of the authority of any person signing on behalf of any corporate entity;

  a legal opinion of Latham & Watkins in the Agreed Form marked "G" in respect of the capacity of the Vendor to enter into this Agreement, the Disclosure Letter, the documents in the Agreed Form and any other document referred to in this Agreement;

  the common seal (if any) and statutory books (including registers and minutes books) of the Company and the Subsidiaries made up to the Completion Date and all certificates of incorporation and certificates of incorporation on change of name of the Company and the Subsidiaries;

  certificates for all the issued shares of each Subsidiary registered in the name of the Company or another of the Subsidiaries together with duly executed transfers in favour of the Purchaser or its nominee(s) in respect of any shares in the Subsidiaries which are not registered in the name of the Company or another of the Subsidiaries, together with the certificates for the shares in question;

  letters of resignation in the Agreed Form marked "A1" to "A3" from Paul Lord, Stan Vogler and Keith Milton resigning as directors or secretary, as the case may be, in each case acknowledging under seal that the writer has no claim against the Company or any of the Subsidiaries for compensation for loss of office or otherwise;

  a copy of a letter from Deloitte & Touche in the Agreed Form marked "A4" resigning their office as Auditors of the Company and the Subsidiaries with effect from Completion and accompanied by the statement required by section 394 Companies Act 1985, originals of such letter to be deposited at the registered office of the Company and the Subsidiaries;

  a power of attorney in the Agreed Form marked "B" duly executed by the Vendor for the purpose of securing the interest of the Purchaser in the Shares pending their registration into the names of the Purchaser and/or its nominee(s);

  all credit cards in the name, or for the account, of the Company or any of the Subsidiaries in the possession of any officer or employee of the relevant company resigning at Completion (other than Keith Milton) and, within 14 days of Completion, all such credit cards in the possession of the Retained Employees;

  subject to the provisions of Part 2 of Schedule 6 and also the Disclosure Letter, the documents of title to the Properties;

  evidence to the Purchaser's satisfaction of the release and discharge of all charges and guarantees entered into by the Company and the Subsidiaries and the non- crystallisation of any floating charges created in favour of Barclays Bank plc by the Subsidiaries;

  evidence to the Purchaser's satisfaction that debts and accounts between, on the one hand, the Company and the Subsidiaries and, on the other, any other member of the Vendor's group have (subject to the performance by the Purchaser of its obligations under Clause 5.1.3) been fully paid and settled and that there are no outstanding agreements or arrangements under which the Company or any of the Subsidiaries have or would have any obligation to any other Group Company of the Vendor;

  the Distribution Agreement, the E5 Assignment, the NC Acquisition Agreement and the Transitional Services Agreement each duly executed by the Vendor;

  the Termination Letter duly executed by the Vendor;

  a duly executed stock transfer form in favour of the Purchaser or its nominee in respect of the one ordinary share in E2 held by WIPI; and

  the Inter-Company Debt acknowledgement in the Agreed Form marked "O" signed by each of the Vendor Group companies other than the Vendor.

  SCHEDULE 4

  Warranties

  Disclosed information

    Introduction and Schedules

    The facts set out in Schedules 1, 2, 9 and 11 are true and accurate in all respects.

    Warranty and indemnity insurance

  The Vendor has disclosed to the Purchaser the existence and terms of any warranty and indemnity insurance cover or cover of a similar nature, in each case obtained specifically for the purposes of this Agreement, and relating to the subject matter of this Agreement.

  The Vendor

    Capacity

      The Vendor on behalf of itself and on behalf of WIPI has full power to enter into and perform this Agreement and all the documents in the Agreed Form to be executed by the Vendor and WIPI and this Agreement constitutes, and each such Agreed Form document when executed will constitute, binding obligations of the Vendor and WIPI in accordance with its terms.

      The execution and delivery of this Agreement, and any of the Agreed Form documents to be executed, by the Vendor and/or WIPI and the performance of and compliance with its terms and provisions will not:-

        conflict with or result in a breach of, or constitute a default under, any agreement or instrument to which the Vendor or WIPI or the Company is a party or by which it or the Company is bound; or

        conflict with or result in a breach by the Vendor or WIPI of any law, regulation, order, writ, injunction or decree of any court or agency.

    Neither the Vendor nor (so far as the Vendor is aware) the Company have been informed by any material customer or supplier of the Target Business that the execution and delivery of this Agreement or any of the Agreed Form documents to be executed by the Vendor and/or WIPI and the performance and compliance with its terms and provisions would cause such material customer or supplier to cease doing or materially reduce its business with the Target Group on substantially the same basis.

    Vendor's other interests

    Neither the Vendor nor WIPI nor, so far as the Vendor is aware, any person connected with the Vendor or WIPI has any interest, direct or indirect, in any business other than that now carried on by the Company which is competitive with the business of the Company.

    Transactions with the Vendor and others

    There is not outstanding any agreement or arrangement to which the Company is a party and to which the Vendor is a party and in which any person beneficially interested in the Company's share capital, any director of the Company or any person connected with any of them is or has been interested, whether directly or indirectly.

    All arrangements relating to Intellectual Property between the Target Group and any Group Company of the Vendor not expressly referred to in this Agreement have been terminated without any reversion of customers from the Target Group to the Vendor Group.

  The Shares and the Company

    The Shares

      The Shares comprise the whole of the allotted and issued share capital of the Company and all of the Shares are fully paid or credited as fully paid.

      The Shares are legally and beneficially owned by WIPI free from all liens, charges, equities, encumbrances or interests of any nature whatsoever, or any agreement, arrangement or obligation to create any of the same, in favour of any other person.

    Share and loan capital

    Save only as provided in this Agreement, there are no agreements or arrangements in force which call for the present or future creation, allotment, issue, transfer, redemption or repayment of, or grant to any person the right (whether exercisable now or in the future and whether conditional or not) to call for the creation, allotment, issue, transfer, redemption or repayment of, any share or loan capital of the Company (including by way of option or under any right of conversion or pre-emption).

    Investments, associations and branches

      The Company does not have any subsidiaries or subsidiary undertakings apart from the Subsidiaries.

      The Company is (when its shareholding in EL is taken together with the one ordinary share held by WIPI) the legal and beneficial owner of the entire issued share capital of EL and EL is the legal and beneficial owner of the entire issued capital of GBCSL, free in each case from all liens, charges, equities, encumbrances or interests of any nature whatsoever, or any agreement, arrangement or obligation to create any of the same, in favour of any other person.

      The Company has no associated companies as defined in SSAP1, as amended by FRS9.

      The Company has no branch, agency, place of business or permanent establishment outside the United Kingdom.

    The Company's constitution

      Memorandum and Articles of Association: The copy of the Memorandum and Articles of Association of the Company annexed to the Disclosure Letter is true and complete, has embodied in it or annexed to it a copy of every such material resolution or agreement as is referred to in section 380(4) Companies Act 1985 and sets out in full the rights and restrictions attaching to each class of the Company's share capital.

      Statutory books: So far as the Vendor is aware, the statutory books (including all registers and minute books) of the Company have been properly kept and contain a complete and accurate record of the material matters which should be dealt with in them and no notice or allegation that any of them is incorrect or should be rectified has been received.

      Company resolutions: Neither the Company nor any class of its members has during the period of six years ending on the date of this Agreement passed any Resolution (other than Resolutions relating to business at Annual General Meetings which was not special business).

      Returns: So far as the Vendor is aware, all returns, particulars, resolutions and other documents required under the Companies Act 1985 and all other legislation to be delivered on behalf of the Company to the Registrar of Companies or to any other similar authority whatsoever have been duly and properly made and delivered.

    The Company's solvency

      No order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator or manager to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of considering the winding up of the Company.

      No administration order has been made and no petition for such an order has been presented in respect of the Company.

      No receiver or manager (which expression shall include an administrative receiver) has been appointed in respect of all or any of the assets of the Company, nor has any power of sale or power to appoint a receiver or manager under the terms of any mortgage, charge or other security in respect of all or any assets of the Company become exercisable.

      No voluntary arrangement under Insolvency Act 1986 section 1 or scheme of arrangement under Companies Act 1985 section 425 or other compromise or arrangement in respect of the Company's creditors generally, or any class of them, has been proposed or adopted.

      No moratorium under Insolvency Act 1986 section 1A has been proposed or is in force in respect of the Company.

      The Company is not and has not admitted itself to be unable to pay its debts as they fall due, nor has it failed to pay its debts when due (otherwise than by reason of a bona fide dispute as to their amount or enforceability), nor is the Company otherwise liable to be found unable to pay its debts within the meaning of Insolvency Act 1986 section 123.

      No statutory demand has been served on the Company which has not been paid in full or been withdrawn.

      So far as the Vendor is aware, the Company has not been a party to any transaction at an undervalue as defined in Insolvency Act 1986 section 238 nor has it given or received any preference as defined in Insolvency Act 1986 section 239, in either case within the period of two years ending on the date of this Agreement nor has the Company at any time been party to any transaction defrauding creditors as defined in Insolvency Act 1986 section 423.

      No loan capital, borrowings or interest is overdue for payment by the Company and no other material obligation or indebtedness of the Company is overdue for performance or payment.

      So far as the Vendor is aware, no creditor of the Company has taken steps to enforce any debt or other sum owed by the Company, whether by legal proceedings, the exercise of a lien, power of distraint, sequestration, recovery of possession or otherwise (where such debt or sum remains unpaid).

      No unsatisfied judgement is outstanding against the Company.

      The Company has not suspended or ceased or threatened to suspend or cease to carry on all or a material part of its business.

      So far as the Vendor is aware, no event analogous to the foregoing has occurred in or outside England.

  Compliance with laws and regulation

    Compliance with laws

    The Company is entitled to carry on the business now carried on by it without conflict with any valid right of any person, firm or company and the Company has conducted its business materially in accordance with all applicable laws and regulations of the United Kingdom or any foreign country and there is no violation of, or default with respect to, any statute, regulation, order, decree or judgment of any Court or any governmental agency of the United Kingdom or any foreign country which may have a material adverse effect upon the assets or business of the Company.

    Licences

    So far as the Vendor is aware, all necessary material licences (other than local branch registrations in jurisdictions outside the UK), consents, permits and authorisations (public or private) have been obtained by the Company to enable the Company to carry on its business effectively in the places and in the manner in which such business is now carried on and all such licences, consents, permits and authorisations are valid and subsisting and the Vendor knows of no reason why any of them should be suspended, cancelled or revoked.

    The Company's activities, contracts and rights

    So far as the Vendor is aware, none of the activities, contracts or rights of the Company which are material in the context of the business of the Target Group is ultra vires, unauthorised, invalid or unenforceable or in breach of any contract or covenant and all documents of a material nature in the enforcement of which the Company may be interested are valid and have been duly stamped.

    Litigation

    Neither the Company, nor any person for whose acts or defaults the Company may be vicariously liable, is subject to any outstanding order, decree or court stipulation or involved in any civil, criminal or arbitration proceedings. So far as the Vendor is aware, no such order, decree, stipulation or proceedings are pending or threatened by or against the Company or any such person and, so far as the Vendor is aware, there are no facts or circumstances which are reasonably likely to lead to any such order, decree, stipulation or proceedings and no person or authority has made any statement suggesting that he or it might initiate such order, decree, stipulation or proceedings.

    Fair trading

      In this Warranty 4.5, "the Competition Laws" shall mean the Fair Trading Act 1973, the Resale Prices Act 1976, the Restrictive Trade Practices Acts 1976 and 1977, the Competition Act 1980, the Competition Act 1998, Articles 81 and 82 EC Treaty and regulations thereunder or EC Council Regulation 4064/89 as amended and regulations made thereunder or any other competition or similar legislation anywhere in the world.

      So far as the Vendor is aware, during the period of six years ending on the date of this Agreement, no agreement, practice or arrangement carried on by the Company or to which the Company is a party or with which the Company is concerned:-

        has infringed any of the Competition Laws or is, or has been, the subject of any enquiry, investigation, reference, notification, proceeding, report, decision, regulation, order, settlement or other instrument in respect of, or under any of the Competition Laws or any proceedings in which the Competition laws were pleaded or relied upon; or

        has infringed any consumer protection law or legislation applicable in the United Kingdom or elsewhere or has been the subject of any complaint under or referring to any of the Competition Laws from any person in any jurisdiction.

  The Accounts and accounting records

    The Accounts

    The Accounts:-

      comply with the requirements of the Companies Act 1985;

      have been prepared in accordance with all applicable SSAPs, FRSs or UITF abstracts or, where there are none, in accordance with accounting principles generally accepted in the United Kingdom and on a basis consistent with preceding accounting periods;

      show a true and fair view of the state of affairs of the Company by reference to applicable generally accepted accounting principles as at the Accounts Date and of its profit or loss for the financial year ended on that date;

      save as expressly disclosed in the Accounts, are not affected by any extraordinary, exceptional or non-recurring items (as such expression are defined for accounting purposes by reference to applicable generally accepted accounting principles)

      properly disclose all the material assets and liabilities (whether ascertained, contingent or otherwise and whether or not quantified or disputed) of the Company as at the Accounts Date and make proper provision and/or reserve for all such liabilities in accordance with generally accepted accounting principles; and

      properly disclose all financial commitments in existence as at the Accounts Date.

    Accounting records

    So far as the Vendor is aware, the accounting records of the Company:-

      have at all times been fully, properly and accurately kept and completed in all material respects and contain due and accurate records of all material matters required by law to be entered in them; and

      contain or reflect no material inaccuracies or discrepancies of any kind.

    Management Accounts

      So far as the Vendor is aware, the Management Accounts have been properly prepared in a manner materially consistent with that adopted in the preparation of the Accounts.

      So far as the Vendor is aware, having regard to the purpose for which the Management Accounts have been prepared, they are not misleading and do not overstate the assets or understate the liabilities and do not materially overstate the profits or understate the losses of EL in respect of the date or period to which they relate.

    July 31 Statement

      So far as the Vendor is aware, the July 31 Statement has been properly prepared in a manner materially consistent with that adopted in the preparation of the Accounts.

      The information contained in the July 31 Statement has been properly extracted from the Management Accounts for the month ended 31 July 2002.

  Business since the Accounts Date

  Since the Accounts Date:-

    so far as the Vendor is aware, the Company, has carried on its business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment not provided for in the Accounts which is not in the ordinary course of its business and, so far as the Vendor is aware, without any interruption or alteration in the nature, scope or manner of its business;

    other than in the ordinary course of business and so far as the Vendor is aware, the Company, has paid its respective creditors within the times agreed with such creditors and there has been no change in the manner or time of issue of invoices or the collection of debts by the Company;

    so far as the Vendor is aware, the Company has not entered into, or agreed to enter into, any individual capital commitment with a value of more than £50,000 nor has it disposed of or realised any capital assets with a value of more than £50,000;

    no share or loan capital has been allotted or issued or agreed to be allotted or issued by the Company;

    no distribution of capital or income has been declared, made or paid in respect of any share capital of the Company and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital or preference capital of the Company has been repaid in whole or part or has become liable to be repaid;

    so far as the Vendor is aware, the Company has not offered or agreed to offer price reductions or discounts or allowances on sales of goods or services, nor provided them or agreed to provide them at less than cost, to an extent which may materially affect the profitability of the Company; and

    so far as the Vendor is aware, there has been no material deterioration in either:-

      the turnover of the Company; or

      as compared to the equivalent period in the preceding year, the net assets of the Company. For the purposes of this paragraph 6.7.2 "net assets" means cash (generated through ordinary trading activities), net accounts receivable, prepaid expenses and fixed assets less accounts payable, accrued expenses, deferred revenues and long-term accrued liabilities but excluding any and all intercompany balances.

  Debts

    So far as the Vendor is aware, the Company has not received any notification from any customer that any debt included in the July 31 Statement or the Management Accounts for the month ended 31 July 2002 as being due to the Company (less the amount of any provision or reserve for such debts including any reserve for deferred revenue made in the July 31 Statement or the Management Accounts for the month ended 31 July 2002) will not be received in full in the ordinary course of business and in any event not later than six months after the Completion Date and none of those debts is subject to any counter-claim or set-off.

    So far as the Vendor is aware, no material part of the amounts included in the Accounts or (in the case of an amount arising after the Accounts Date) in the books of the Company as due from debtors has been released on terms that any material debtor pays less than the full book value of his debt or has been written off or has proved to any extent irrecoverable or is now regarded as irrecoverable.

  Financial arrangements

    Borrowings and mortgages

      The Company has no borrowings, and has not agreed to create any borrowings, from its bankers or any other source and, in respect of borrowings disclosed in the Disclosure Letter, the Company has not exceeded any limitation on its borrowing contained in its Articles of Association or in any debenture or loan stock deed or other instrument.

      No option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of business) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of the Company, is outstanding and there is no agreement or commitment to give or create any.

      No part of the borrowings or loan capital of the Company is dependent on the guarantee or indemnity of or security provided by any other person.

    Sureties

    No person apart from the Company has given any guarantee of or security for any overdraft, loan or loan facility granted to the Company.

    Debts

    There are no debts owing by the Company, other than debts which have arisen in the ordinary course of business.

    Third party indebtedness

    So far as the Vendor is aware, the Company is not subject to any option or pre-emption right or party to any guarantee or suretyship or any other obligation (whatever called) to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of, indemnity against the consequences of default in the payment of, or otherwise to be responsible for, any indebtedness of any other person.

    Grants

  So far as the Vendor is aware, during the period of six years ending on the date of this Agreement, the Company has not applied for or received any grant or allowance from any authority or agency other than of a tax or revenue nature.

  Trading arrangements

    Customers and suppliers

      So far as the Vendor is aware, other than as set out in page 21 and Appendix 4 of the KPMG Report, during the period from January 2000 to the date hereof:-

        the Company has not lost any major or substantial customer for or supplier of all or any of its products or services or requirements;

        no major or substantial customer has significantly reduced its orders for all or any of the products or services of the Company; or

        there has been no substantial change (apart from normal price changes) in the basis or terms on which any person is prepared to enter into contracts or do business with the Company.

      Neither in the financial period ending on the Accounts Date nor, so far as the Vendor is aware, in the period since then has any person (together with other persons connected with him) purchased from, or sold to, the Company more than ten per cent. of the aggregate amount of all sales or purchases made by the Company during such period and, so far as the Vendor is aware, there is no person (together with other persons connected with him) on whom the Company is substantially dependent or the cessation of business with whom would substantially affect the business of the Company.

    Trade warranties

    So far as the Vendor is aware, other than in the ordinary course of business the Company has not given any guarantee or warranty or made any representation more onerous than would otherwise be implied by law in respect of products or services sold or contracted to be sold by it.

    Powers of attorney

      So far as the Vendor is aware, there is in force no power of attorney or other authority (express, implied or ostensible) given by the Company to any person to enter into any contract or commitment on its behalf other than to its employees to enter into routine trading contracts in the usual course of their duties.

      So far as the Vendor is aware, the Company has not appointed any agent or distributor in respect of any of its products or services in any part of the world.

  Liabilities and commitments

  Material contracts

  For the purpose of the Warranties contained in paragraphs 10.1 and 10.2, an agreement, transaction, obligation, commitment, understanding, arrangement or liability is "material" if it accounts for 5% or more of the turnover of EL by reference to the Accounts.

    The Company or WIPI or, insofar only as such agreements or other arrangements relate to the Target Business, any member of the Vendor Group is not a party to or subject to any material agreement, transaction, obligation, commitment, understanding, arrangement or liability which:-

      so far as the Vendor is aware, cannot readily be fulfilled or performed by the Company on time without unusual expenditure of money and effort outside the usual course of business;

      so far as the Vendor is aware, involves or is reasonably likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature which materially and adversely affect the business of the Target Group taken as a whole;

      is a forward contract relating to foreign currency (including, without limitation, the euro);

      involves or is reasonably likely to involve the supply of goods by or to the Company the aggregate sales value of which will represent more than five per cent. of the turnover of the Company for its last financial year;

      so far as the Vendor is aware, requires the Company, or under which the Company is or may become liable to make any investment (as defined in section 1(1) of the Financial Services Act 1986) with, or to deposit any money with, or to provide any loan or financial accommodation or credit (other than normal trade credit or advances to employees in relation to expenses) to any person, or to subscribe, convert, acquire, dispose of or underwrite any investment;

      so far as the Vendor is aware, is a contract for the procurement by the Company of services (other than a contract for the supply of electricity, gas or water or normal office services);

      so far as the Vendor is aware, requires the Company to pay any commission, finders' fee, royalty or the like outside the ordinary course of business;

      so far as the Vendor is aware, in any way restricts the Company's freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit;

      so far as the Vendor is aware, is an agreement or arrangement otherwise than by way of bargain at arm's length; or

      so far as the Vendor is aware, is in any way otherwise than in the ordinary and proper course of the Company's business.

    Defaults

    So far as the Vendor is aware, neither the Company nor the Vendor, WIPI or any member of the Vendor Group in relation to the WIPI Commercial Contracts or the Vendor Group Commercial Contracts, nor any other party to any agreement with the Company, WIPI or any member of the Vendor Group (insofar as it relates to the Target Business), as the case may be, is in default under any such agreement (other than where such breach or default (either individually or in aggregate) is not material in the context of the Target Business, taken as a whole) nor (so far as the Vendor is aware) are there any circumstances likely to give rise to such a default (other than by reason of a default arising by virtue of the applicability of a change of control provision) and the Vendor is not aware of the invalidity of or grounds for rescission, avoidance or repudiation of any of such agreements or any allegation of such a thing, and, so far as the Vendor is aware, the Company, WIPI or any member of the Vendor Group, as the case may be, has not received notice of any intention to terminate any of such agreements by reason of such default.

    Insider contracts

    So far as the Vendor is aware, the Company is not party to, nor have its profits or financial position been affected by, any agreement or arrangement which is not entirely of an arm's length nature.

    Tenders and the like

  So far as the Vendor is aware, no offer, tender or the like is outstanding which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person.

  Insurances

      The Company and all its normally insurable assets are, and at all material times have been, covered to their full replacement or reinvestment value by valid insurances containing no special or unusual terms or conditions against all the risks (including in the case of the Properties for three years' loss of rent) against which it is normal or prudent to insure.

      All liabilities of the Company in respect of the business carried on by it (including risks which it is contractually required by a third party to cover, third party risks, public and employers' liability, consequential loss liability and loss of profits) are fully covered by valid insurances containing no special or unusual terms or conditions.

      The Company has paid all premiums due and, so far as the Vendor is aware, has not done or omitted to do anything the doing or omission of which would make any such policy of insurance void or voidable or would or might result in an increase in the rate of premiums payable under any such policy and the Company has neither received notice of any increase in premium or of change in the terms of cover under any of such policies nor of the withdrawal (in whole or in part) of cover in respect of any of such policies.

    Where any of the Properties which are leasehold are insured by the landlord under the relevant lease, the interest of the Company is noted on the insurance policy.

    The summary of insurances annexed to the Disclosure Letter contains a summary of all material details of the insurance policies of the Company or in which it has an interest.

    No claim other than non-material claims under policies of vehicle and travel insurance is outstanding under any of the policies referred to in Warranty 11.3 and no fact or circumstance exists which might give rise to a material claim under any of those policies.

  Assets

    When combined with the specific rights and/or services expressly granted or provided by the Vendor Group to the Target Group in the Transitional Services Agreement and the Distribution Agreements, the Shares and the WIPI Commercial Contracts together with the property, rights and assets which are the subject of the E5 Assignment comprise all the assets and rights required for carrying on the Target Business in the manner that the Target Business was carried on at Completion.

    Title to assets and encumbrances

      Except for operating and finance leases entered into by the Company in the ordinary course of its day to day business all the assets, other than real property and Intellectual Property, included in the Accounts or acquired after the Accounts Date as well as all the assets, other than real property and Intellectual Property, used in the Company's business:-

        so far as the Vendor is aware, are legally and beneficially owned by the Company free from any mortgage, charge, lien or other encumbrance (other than retention of title clauses and the like entered into in the ordinary course of business);

        so far as the Vendor is aware, are not held subject to any agreement for lease, hire, hire purchase or sale on conditional or deferred terms; and

        so far as the Vendor is aware, are in the possession or under the control of the Company.

      So far as the Vendor is aware, in respect of any of the items referred to in the preceding paragraph 12.2.1 which are held under any agreement for lease, hire, hire purchase or sale on conditional or deferred terms, there has been no material default by the Company in the performance or observance of any of the provisions of such agreements.

    IT Systems

      In this Warranty 12.3, the following words and expressions have the following meanings:-

      the Data: any and all data or information used in connection with the business of the Company at any time and stored electronically at any time;

      the Hardware: any and all computer, telecommunications and network equipment used in connection with the business of the Company (including PCs, mainframes, servers, screens, terminals, keyboards, disks, printers, cabling, associated and peripheral electronic equipment, but excluding the Software and the Data) other than items that are used as part of the Vendor's Group;

      the IT Services: any and all services relating to the IT Systems or to any other aspect of the Company's internal data processing or data transfer requirements (including facilities management, bureau services, hardware maintenance, software development or support, consultancy, source code deposit, recovery and network services);

      the IT Systems: the Hardware, the Software and the Data;

      the Software: any and all computer programs used in connection with the business of the Company, other than all items which the Company licenses, or sub-licences to its customers, irrespective of application, language or medium (including but not limited to programs in both source and object code form, all source and other preparatory materials, including all user requirements, functional specifications and programming specification, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and including any manuals and other related documentation and computer generated works).

      So far as the Vendor is aware, all IT Systems are owned by the Company and are not wholly or partly dependent on any facilities which are not under the exclusive ownership or control of the Company, the Company has full and unrestricted access to and use of the IT Systems and no third party agreements or consents are required to enable the Company to have such access and use. So far as the Vendor is aware, the Company has in its possession or control the source code for all the Software. So far as the Vendor is aware, all Data is recorded, stored, maintained and operated on the Hardware and the Software.

      So far as the Vendor is aware, the Hardware and the Software have appropriate and adequate capability and capacity for the processing, communications and other functions required to enable the Company to carry on its business effectively in the manner and in the places in which such business is now carried on. So far as the Vendor is aware, the Company has sufficient technically competent and trained employees to ensure the proper handling, monitoring and operation of the IT Systems.

      So far as the Vendor is aware, the Hardware is in good repair and condition. So far as the Vendor is aware, the Hardware and the Software are in satisfactory working order, function materially in accordance with all applicable material specifications and have been regularly and properly maintained and supported. So far as the Vendor is aware, no part of the IT Systems:-

        has materially failed to function at any time in the 24 months prior to the Completion Date; or

        has been or will be affected by any change in date or by any related change in the field configurations containing date information within the IT Systems; or

        is or has been infected by any virus or other extraneously induced malfunction; or

        has at any time been accessed by an unauthorised person.

      So far as the Vendor is aware, the Hardware and the Software have the benefit of appropriate IT Services, full details of which are set out in the Disclosure Letter. So far as the Vendor is aware, each of the agreements and arrangements in respect of the Company's IT Services is:-

        valid and binding;

        neither the subject of a notice of an intention to terminate it nor is terminable by the counterparty to it within 12 months of the date of this Agreement;

        not the subject of any breach or default and (so far as the Vendor is aware) there are neither any circumstances likely to give rise to such a breach or default nor are there any grounds (including the events contemplated by this Agreement) for rescission, avoidance or repudiation of it or any allegation of such a thing.

      So far as the Vendor is aware, all IT Services are being and have been provided in material accordance with all applicable specifications.

      So far as the Vendor is aware, disaster recovery plans are in place and are appropriate and adequate to ensure that the Hardware, the Software and the Data can be replaced or substituted without disruption to the business of the Company in the event of a failure of the IT Systems (whether due to natural disaster, power failure or otherwise) and all steps necessary have been taken to ensure that, in the event of such a failure, the business of the Company can continue in the ordinary course and without loss. So far as the Vendor is aware, all Data has been regularly archived in properly catalogued and secure hard copy form, to which the Company has unimpeded access. So far as the Vendor is aware, the Company operates a documented procedure, details of which are set out in the Disclosure Letter to avoid virus infections or other extraneously induced malfunctions and unauthorised access.

    Personal Data

    So far as the Vendor is aware, in respect of the personal data (whether automatically or manually recorded) held by the Company:-

      it has at all times been processed by the Company fairly and lawfully and otherwise in compliance with the Data Protection Act 1998 and the Data Protection Principles set out in that Act;

      no requests have been received from data subjects for access to the personal data nor have any complaints been made or concerns raised by such persons in respect of such data and no enforcement notices have been served on the Company by the Information Commissioner and no fact or circumstance exists which might give rise to any such complaint, concern or enforcement notice; and

      copies of all notifications to the Information Commissioner made by the Company are attached to the Disclosure Letter.

  In this Warranty 13.3 "personal data", and "processed" shall have the meanings attributed to such expressions in the Data Protection Act 1998.

  Intellectual Property

    So far as the Vendor is aware, in respect of the Intellectual Property listed in Schedule 7 ("the Listed IP"):-

      the Listed IP is owned absolutely by the Company free of all liens, charges, encumbrances and licences save for licences granted to customers of the Company in its ordinary course of business, nor is the Company obliged to grant any liens, charges, encumbrances or licences in respect of it;

      the list set out in Schedule 7 contains true and complete details of all registered copyrights, patents, registered trade marks, and registered designs and applications for the same owned by the Company;

      all documents necessary to establish the Company's title to the Listed IP are in its possession and to the extent it is a legal requirement have been duly stamped; and

      to the extent that the rights in the Listed IP are registrable, the same are registered in the name of the Company as sole absolute owner and all payments due and all registration and renewal procedures and payments relating to them are up-to-date and complete and correct.

    So far as the Vendor is aware, the conduct of the Company's business does not infringe, has not infringed the rights of any third party in relation to any Intellectual Property.

    So far as the Vendor is aware, no third party has outstanding any claim against the Company based on such third party's Intellectual Property and there are no grounds to anticipate that there will be such claim.

    The Vendor has provided the Purchaser with true copies of licences and other arrangements relating to Intellectual Property to which the Company is a party or to which it is subject, and such copies contain all the terms applicable to each such licence or arrangement. So far as the Vendor is aware, no party to any such licence or arrangement is or has been in breach of it.

    So far as the Vendor is aware, the Vendor has provided the Purchaser with a listing of all rights in Intellectual Property subject to payment of renewal fees by the Company and such listing is accurate.

    So far as the Vendor is aware, the rights in Intellectual Property used or currently planned to be used by the Company ("the Utilised IP Rights"):-

      may be fully exploited without payment to or permission of third parties or are properly licensed to the Company under the terms of the licences disclosed pursuant to paragraph 13.4;

      are not and have not been the subject of any civil, criminal, administrative or arbitration proceedings brought by or against the Company, nor are any such proceedings pending or threatened, nor could any such proceedings successfully be brought against the Company and no fact or circumstance exists which might give rise to such proceedings against the Company, nor have any claims or threats been made against the Company which might lead to any termination or alteration of the Company's rights therein or to the terms on which the same are exploited;

      are not the subject of any rights held by any third party including employees (whether by licence or otherwise);

      are not being and have not been infringed by any third party, and there are no grounds to anticipate that any of them will be so infringed;

      to the extent that they comprise registered trade marks, are not subject to revocation as a result of previous non-use;

      to the extent that they comprise rights in respect of patents:-

        have been protected insofar as all goods which are protected by any such patent are (or their packaging is) marked to show the patent numbers concerned; and

        have not been exploited in such a way that an order may be made under Patents Act 1977 section 49;

      to the extent that they or any licence over them are subject to registration, have been protected to the extent that any dealing with them has been submitted for registration within six months of the date of the dealing; and

      are not potentially or currently subject to payment to any employee of the Company or any third party by reason of their use or by reference to profits made or income received for goods or services incorporating them, nor does any employee potentially or currently have the right to payment by reason of his contribution to their creation.

    So far as the Vendor is aware, the Utilised IP Rights which were developed specifically for use by the Company:-

      have been developed exclusively by employees of the Company within the course of their employment; or

      to the extent not so developed, have been transferred absolutely to the Company or licensed to it exclusively and irrevocably without limit of time and not subject to conditions as to use or transferability or as to payment.

    The Company has fully disclosed to the Purchaser all material terms to which the Company is subject as to the use of information.

    The Warranties set out in this Paragraph 13 and in Paragraphs 2.5 and 18.24 shall be the only Warranties that apply to Intellectual Property and know-how and all rights relating thereto.

    Since the date on which the E5 Software was acquired from the receivers of QSP the E5 Software it has not been charged, encumbered or disposed of by any member of the Vendor Group or, so far as the Vendor is aware, by any member of the Target Group or any third party (and for the purposes of this paragraph 13.10 "disposed of" shall mean sold, assigned or licensed on an exclusive and irrevocable basis other than to any Target Group Company).

  Properties

    The Properties comprise the only freehold or leasehold or other immovable property in England and Wales in which the Company or any Subsidiary has any interest or which are otherwise occupied or used by the Company or any Subsidiary in England and Wales.

    The particulars of each of the Properties set out in Part 1 Schedule 6 are true and accurate in all respects.

    The Company is in physical possession and actual occupation of the whole of each of the Properties on an exclusive basis.

    The Company is solely entitled at law and in equity to the Properties.

    The Company or relevant occupying Subsidiary has in its physical possession free from any lien all of the deeds and documents necessary to prove the title of the Company, copies of which have been provided, to the Properties and the title deeds and documents are complete originals which have been duly stamped.

    The Properties are not subject to or affected by any mortgage or charge (whether legal or equitable, fixed or floating), debenture, lien, pledge or security interest.

    So far as the Vendor is aware, the Properties enjoy all public and private rights necessary for their continued use and enjoyment for their current purpose.

    The Vendor has not received notice that the current use of the Properties is not their permitted use under planning legislation.

    So far as the Vendor is aware, all necessary planning permissions and consents and approvals from all statutory and other competent authorities in relation to the Properties and their development have been obtained.

    So far as the Vendor is aware the Properties are not affected by any dispute, claim, complaint or demand of any kind.

    The Vendor has not received notice of any non-observance by the Company or the relevant occupying Subsidiary of any statute, order or regulation affecting the Properties and their use and development (insofar as the Properties are occupied by the Company or the relevant occupying Subsidiary) nor of any outstanding requirements or recommendations of any competent authority.

    So far as the Vendor is aware, no difficulty has been experienced in obtaining insurance for any of the Properties and the current requirements of the insurers of each of the Properties have been complied with.

    In relation to the Properties which are leasehold, the Company or relevant occupying Subsidiary has paid all sums due and has observed and performed the covenants and obligations on the part of the tenant and the conditions contained in the leases and the obligations contained in any licence or other document supplemental to or granted under any of the leases and has obtained all consents required in connection with the grant of the leases.

    In relation to any of the Properties which is subject to a tenancy, licence, agreement or other occupational arrangement whether formal or informal, written or oral:-

        the lessee, tenant, licensee or occupier has paid sums due in respect of the arrangement on the due date and has, in all material respects, complied with all covenants, obligations, conditions and stipulations under any such arrangement;

        no sum due in respect of the arrangement has been waived, commuted or paid in advance of the due date for payment;

        no concessions, or collateral arrangement has been made in relation to any such arrangement;

        all consents required for the grant or creation of each such arrangement have been obtained and placed with the documents of title; and

        the Company has in all material respects fully complied with its obligations (if any).

    The Company has no liability (whether actual, contingent or prospective) or obligation in respect of any property whether freehold, leasehold, licensed or occupied under an informal or undocumented arrangement in any part of the world (other than the Properties).

  The Environment

    So far as the Vendor is aware, no Pollution of the Environment in violation of any law relating to protection of the Environment or at levels in excess of that permitted under any such law has occurred at, under or from the Properties.

    So far as the Vendor is aware, the Company has complied and continues to comply with all laws relating to protection of the Environment and has filed all notifications required to enable it lawfully and properly to operate its business at and from the Properties.

    In this Warranty 16, "Pollution of the Environment" and "Environment" have the meanings given to them by the Environmental Protection Act 1990.

  Employees and consultants

    Directors

    The particulars of Directors shown in paragraph 5 of Part 1 of Schedule 1 and in paragraph 5 of each Part of Schedule 2 are true and complete and, so far as the Vendor is aware, no person not named as such in that paragraph is or is held out as a director of the Company (other than Dean Dickinson, Bill Strachan, John Day and Kevin Lyons).

    Particulars of employees

      So far as the Vendor is aware, the particulars shown in the Schedule of Employees annexed to the Disclosure Letter show all remuneration payable and other material benefits provided or which the Company is bound to provide (whether now or in the future) to each officer and employee of the Company and/or any person connected with any such person and include true and complete particulars of all profit sharing, incentive and bonus arrangements to which the Company is a party, whether legally binding on the Company or not, and no person not named in that Schedule is an employee of the Company.

      So far as the Vendor is aware, since the Accounts Date, no material change has been made in the rate of remuneration or the emoluments or pension benefits of any officer, ex-officer or employee of the Company and no change has been made in the terms of engagement of any such officer or employee and no additional officer or employee has been appointed.

      So far as the Vendor is aware, no present officer or employee of the Company has given or received effective notice terminating his employment, except as expressly contemplated under this Agreement.

    Service contracts

      So far as the Vendor is aware, there is not now outstanding any service contract between the Company and any of its directors, officers or employees which is not terminable by the Company without compensation (other than statutory compensation) on three month's notice or less given at any time.

      So far as the Vendor is aware, the attention of all employees of the Company has been drawn to such of the terms of their employment as is required by the Employment Rights Act 1996.

    Trades unions

    So far as the Vendor is aware, the Company is not a party to any agreement or arrangement with or commitment to any trades union or staff association nor, to the best of the Vendor's knowledge, information and belief, are any of its employees members of any trades union or staff association. No request made pursuant to Part 1 of Schedule A1 to the Trade Union and Labour Relations (Consolidation) Act 1992 for recognition of any trade union has been received by the Company nor, to the best of the Vendor's knowledge, information and belief, does any trade union propose submitting any such request to the Company.

    Disputes with employees

    So far as the Vendor is aware, there is no outstanding claim against the Company by any person who is now or has been an officer or employee of the Company or any dispute between the Company and a material number or class of its employees and no payments are due by the Company under the provisions of the Employment Rights Act 1996.

    Redundancies and transfer of business

    In the 12 months preceding the date of this Agreement, the Company has not:-

      so far as the Vendor is aware, given notice of redundancies to the relevant Secretary of State or started consultations with a trades union under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations under Chapter II of Part IV of that Act; or

      So far as the Vendor is aware, been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981) or failed to comply with a duty to inform and consult a trade union under those Regulations.

      So far as the Vendor is aware, for the purposes of redundancy payments, no employee of the Company would be entitled to any amounts exceeding the basic statutory redundancy payment as calculated under section 162 of the Employment Rights Act 1996.

    Consultants

    So far as the Vendor is aware, there is not now outstanding any contract or arrangement to which the Company is a party for the payment to any person or body of any consultancy or like fees.

    Ex-gratia payments

    So far as the Vendor is aware, since the Accounts Date, no material ex-gratia payments have been made by the Company to any officer or employee or former officer or employee of the Company or to their dependants or relatives nor is the Company considering making any such payments.

    Compliance

    So far as the Vendor is aware, the Company has, in relation to each of its officers and employees (and, so far as relevant, to each of its former officers and employees):-

      complied with all material obligations imposed on it by, and all orders and awards made under, all statutes, regulations, codes of conduct and practice, collective agreements and customs and practices relevant to the relations between it and its employees or any trades union, or to the conditions of service of its employees (including the Working Time Regulations 1998);

      complied with all recommendations made by the Advisory Conciliation and Arbitration Service and with all awards and declarations made by the Central Arbitration Committee; and

      maintained current, adequate and suitable records regarding the service of each of such officers and employees.

  Pensions

    So far as the Vendor is aware, save in respect of the group personal pension plans with Standard Life, Scottish Widows and Scottish Equitable and the stakeholder compliant group personal pension plan with Scottish Widows (together "the Plans") and the Walker International Retirement and Death Benefits Scheme ("the Scheme"), the Company has no obligation (and has made no promises to anyone that it will undertake an obligation) to provide or contribute to a scheme or arrangements (including a personal pension scheme) for the provision of relevant benefits (within the meaning of Section 612 ICTA 1988) for or in respect of any employees of the Company.

    So far as the Vendor is aware, no undertaking or assurance has been given to any employee of the Company or to any person who is now, or has been an officer or employee of the Company, or spouse or dependant of such officer or employee, as to the continuance or introduction or improvement of any benefits referred to in Warranty 17.1 which the Company or the Purchaser would thereby become under any legal obligation to implement.

    So far as the Vendor is aware, the documents relating to the Plans which have been disclosed are accurate, up to date and complete.

    So far as the Vendor is aware, the Plans are approved under Chapter IV of Part XIV ICTA 1998 and there is no reason why such approval should be withdrawn.

    So far as the Vendor is aware, the Vendor and the Company have complied with their obligations to put in place and maintain a record of direct payment arrangements as required under the Personal Pension Schemes (Payments by Employers) Regulations 2000 and all contributions which have fallen due for payment under the Plans have been made.

    So far as the Vendor is aware, all premiums payable under contracts of insurance relating to payment of benefits on death before normal pension age in respect of any officer or employee of the Company have been paid and the premiums payable for such insurance are calculated at the normal rates and on the normal terms of the insurer for a person in good health.

    So far as the Vendor is aware, there are no disputes, claims or proceedings (other than routine claims for benefits) in relation to the employees of the Company or the spouses or dependants of such in respect of the Plans.

    The Scheme provides money purchase benefits only. There are only 3 members and the Scheme is closed to new entrants. The members are entitled to contributions of up to 5% in line with salaries. The yearly contributions are as follows: Collett - £3,600.00, Vardy - £2,484.96, Brookes - £2,644.00. The Scheme is operated by Standard Life.

  Taxation

    Definitions

    Words and expressions defined for the purposes of Schedule 8 (Tax Covenant) shall have the same meaning for the purposes of this Part of Schedule 4.

    The Accounts

      All liabilities, whether actual or deferred of the Company for tax measured by reference to income, profits or gains earned, accrued or received on or before the Accounts Date or arising in respect of an event occurring or deemed to occur on or before the Accounts Date are fully provided for or (as appropriate) disclosed in the Accounts. All other Warranties relating to specific tax matters set out in this Schedule are made without prejudice to the generality of this paragraph.

      Full provision has been made in the Accounts for deferred taxation (calculated according to the liability method).

    Position since Accounts Date

    Since the Accounts Date:-

      the Company has not been involved in any transaction which has given or may give rise to a liability on the Company (or would have given rise or might give rise to such a liability but for the availability of any relief) other than taxation in respect of normal trading income or receipts of the Company arising from transactions entered into by it in the ordinary course of business;

      the level of payments made by the Company which will not be deductible for the purposes of corporation tax (or any corresponding tax on profits in any relevant foreign jurisdiction), either in computing the profits of the Company or in computing the corporation tax or corresponding tax chargeable on it, does not materially exceed the average level of such payments which were not deductible in an equivalent period in the previous three accounting periods;

      the Company has not been involved in any transaction otherwise than on arm's length terms;

      no accounting period of the Company has ended.

    Continuing obligations

    All sums of a revenue nature (including rents, interest, management charges and annual payments) payable by the Company pursuant to an obligation incurred by the Company before the Accounts Date and which will continue to bind the company after Completion have been and will continue to be fully deductible for the purposes of corporation tax (or any corresponding tax on profits in any relevant foreign jurisdiction), either in computing the profits of the Company or in computing the corporation tax or corresponding tax chargeable on it.

    Administrative matters

      The Company has not at any time been, nor does it expect to be, involved in any dispute with, or the subject of any enquiry by any taxation authority (whether of the United Kingdom or elsewhere) other than routine enquiries of a minor nature following the submission of computations and returns.

      The Company has duly, and within any appropriate time limits, made all returns, given all notices, supplied all information and maintained all such records as are required to be made, given, supplied or maintained by it; all such returns, notices and information were complete and accurate in all material respects and were made or provided on the proper basis.

      The Company has duly paid all taxation which it has become liable to pay and has not been notified of any liability to pay any penalty, interest, supplement, fine, default surcharge or other payment in connection with any claim for taxation.

      The Company is not required by The Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175) to pay corporation tax by instalments.

      All claims, disclaimers, elections, appeals or applications by the Company the making of which has been taken into account in the Accounts have been made and were and remain valid and the Company has retained all such records and information as may be requisite to evidence any such claim as being a correct and complete claim and to enable any future such claim to be made as a correct and complete claim.

      No claim for foreign tax credit has been made by the Company in connection with which a notice under Taxes Act 1988 section 806(3) is required to be, but has not yet been, given (notice of foreign tax adjustment).

      No transaction in respect of which any consent or clearance from any taxation authority was required or sought has been entered into or carried out by the Company without such consent or clearance having been properly obtained. Any transaction for which such consent or clearance was obtained has been carried out in accordance with the terms of such consent or clearance and the application in respect of which such consent or clearance was based and at a time when such consent or clearance was valid and effective.

      No taxation authority has operated or agreed to operate any special arrangement or practice (being one not based on relevant legislation or published practice) in relation to the affairs of the Company.

    Company residence

      The Company is, and has at all times been, resident for taxation purposes in the jurisdiction in which it was incorporated and is not, and has not at any time been, treated as resident in any other jurisdiction for any taxation purposes (including pursuant to any double taxation arrangement). It has no branch, agency, place of business or permanent establishment outside the jurisdiction in which it was incorporated.

      For the purposes of Finance Act 2000 Schedule 28 (recovery of corporation tax payable by non-resident company), the Company is not and has not been a member of the same group of companies as any company which is not resident in the United Kingdom but carries on a trade in the United Kingdom.

    Distributions and payments

      The Company has not since 5 April 1996:-

        made any distribution or deemed distributions within the meaning of Taxes Act 1988 sections 209 or 210 (distributions and deemed distributions) except as provided for in its audited accounts;

        issued any share capital as paid up otherwise than by the receipt of new consideration (within the meaning of Taxes Act 1988 section 254); or

        redeemed, repaid or purchased, or agreed to redeem, repay or purchase, any of its own shares.

      No securities (within the meaning of Taxes Act 1988 section 254(1) or any similar foreign legislation) issued by the Company and remaining in issue at the date of this Agreement were issued in circumstances such that the interest or any other amount payable on those securities falls to be treated as a distribution.

      As at 6 April 1999, the Company had no unrelieved surplus advance corporation tax, as defined in The Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 (SI 1999/358) (the "Shadow ACT Regulations").

      The Company has not at any time on or after 6 April 1999 been a member of any group (for the purposes of the Shadow ACT Regulations) that had another member which had unrelieved surplus advance corporation tax (as defined in such Regulations) as at 6 April 1999.

    Groups

    The Company is not and has never been a party to a group payment arrangement with the Inland Revenue under Finance Act 1998 section 36.

    Tax losses and ACT carry forward

    There has been no change of ownership of the Company nor has there been any major change in the nature or conduct of a trade or business carried on by the Company, within the meaning of Taxes Act 1988 section 768(4) or section 768B or The Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 Regulation 16(6) (restrictions on utilisation of trading losses, investment company expenditure and surplus advance corporation tax).

    Capital gains

      The Disclosure Letter sets out full particulars of all claims and elections made since 5 April 1996 (or assumed in the Accounts to be made) under TCGA 1992 ss23, 152-162, 165, 247, 247A or 248 insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal after the Accounts Date by the Company or any of its assets.

      The Company has not at any time acquired any assets from another company which is or was at the time of the acquisition a member of the same group of companies (as defined in TCGA 1992 section 170) as that of which the Company is a member.

      The Company has neither elected nor undertaken to elect with any other company pursuant to TCGA 1992 section 171A for TCGA 1992 section 171(1) to apply to any asset disposed of on or after 1 April 2000 by either company to such election (notional transfer within a group).

    Capital losses

    No loss which might accrue on the disposal by the Company of any asset is liable to be reduced or eliminated and no chargeable gain is liable to be created or increased by virtue of any depreciatory transaction or any reduction in value of that or any related asset for the purposes of corporation tax on chargeable gains or any corresponding tax of any relevant foreign jurisdiction.

    Capital expenditure

      The Company has not since the Accounts Date done or omitted to do, or agreed to do, or permitted to be done, any act as a result of which there may be made a balancing charge or any disposal value may be brought into account or any deemed trading receipt may arise under or by virtue of any provision of CAA 2001 (or any corresponding legislation outside the UK) or there may be a withdrawal or refusal of allowances or a recovery of excess relief under any such provision.

      The Company has not made any election pursuant to CAA 2001 section 83 (election for assets to be treated as short life assets) nor is taken to have made such an election by reason of CAA 2001 section 89(4) (disposal to connected person). The Company has not incurred any expenditure on machinery or plant which is a long life asset to which CAA 2001 Part 2 Chapter 10 applies.

    Loan relationships

      The Company is not party to any loan relationship as defined in Finance Act 1996 Chapter II, Part IV which may give rise to any debits or credits for the purposes of that Chapter other than in relation to interest, charges or expenses.

      The Company accounts for all its loan relationships (as defined in Finance Act 1996 section 81) on an authorised accruals basis and no circumstances exist by virtue of which a balancing debit or credit may be brought into account in an accounting period of the Company ending after Completion pursuant to Finance Act 1996 section 89 (inconsistent application of accounting methods) or Finance Act 1996 section 90 (changes of accounting method).

      The Company has not issued any relevant discounted securities (as defined in Finance Act 1996 Schedule 13).

    Controlled foreign companies

    No circumstances exist which have or could require there to be apportioned to the Company any amount of the profits of a controlled foreign company (as defined in Taxes Act 1988 section 747(2)).

    Foreign exchange and financial instruments

    The Company has no:-

      qualifying assets, qualifying liabilities or currency contracts to which the provisions of Finance Act 1993 Chapter II, Part II apply or will or may apply;

      interest rate or currency contracts or options to which the provisions of Finance Act 1994 Chapter II, Part IV apply or will or may apply.

    Transfer pricing

    The Company has not been, and is not, required by Taxes Act 1988 Schedule 28AA paragraph 1 or any other foreign legislation relating to transfer pricing to compute its profits or losses as if an arm's length provision had been made instead of any actual provision.

    Withholdings

    The Company has made all deductions and retentions of or on account of taxation as it was or is obliged or entitled to make and has made all such payments of or on account of taxation as should have been made to any taxation authority in respect of such deductions or retentions.

    Employees etc.

      The Company has not made any payment to, or provided any benefit for or on behalf of, any officer or employee or ex-officer or ex- employee of the Company which is not allowable as a deduction in calculating the profits of the Company for taxation purposes.

      The Company has made all payments, deductions, withholdings or reductions as it should have made in respect of any remuneration or benefits of any kind paid or provided to employees, sub-contractors or workers supplied by agencies in respect of taxation, national insurance or social security contributions, and all sums payable by the Company to any taxation authority in respect of such amounts have been, or will before Completion be, paid to the relevant authority within the prescribed time limits. The Company has kept proper books and records relating to the same.

    Value added tax

      The Company is registered for the purposes of value added tax. The Company is not a member of a group of companies for UK or foreign value added tax purposes and has not applied for such treatment.

      The Company has not been required by the Commissioners of Customs and Excise or equivalent foreign authorities to give security and no steps have been taken for distress to be levied on any asset of the Company.

      The Company is not in arrears with any payment or returns in respect of value added tax. The Company has not been subject to any penalty, fine or surcharge in respect of value added tax and has not received any notice of any such penalty, fine or surcharge.

      The Company has complied with and observed in all material respects the terms of all enactments relating to value added tax or any equivalent tax in any jurisdiction and all regulations, orders, notices, provisions and conditions made under those enactments ("VAT legislation").

      The Company has maintained and obtained complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT legislation.

    Close companies

    The Company is not, nor at any time within the past six years has it been, a close company as defined in Taxes Act 1988 section 414.

    Anti-avoidance

    The Company has not at any time been a party to or otherwise involved in a transaction or series of transactions in relation to which advisers considered that there was a risk that the Company could be liable to taxation under the provisions of Taxes Act 1988 Part XVII or as a result of the principles in W.T. Ramsay Limited v IRC (54 TC 101) or Furniss v Dawson (55 TC 324), as developed in subsequent cases.

    Secondary liability

    The Company has not become liable to pay to a taxation authority any taxation in consequence of the failure by any other person (other than a Subsidiary) to discharge that taxation within any specified period where that other person was primarily liable for such taxation to the relevant taxation authority and where the taxation relates to a profit, income or gain arising, occurring or deemed to arise or occur before Completion.

    Payments equivalent to taxation

      The Company has not entered into any indemnity, guarantee or covenant under which the Company has agreed or can be procured to meet or pay a sum equivalent to or by reference to another person's liability to taxation.

      The Company is not liable, nor has any event or omission occurred in consequence of which the Company could at any time become liable, to make a payment to any person as a result of the discharge by that person of any liability of the Company to taxation incurred on or before Completion for which the Company was primarily liable and failed to discharge.

    Stamp duty etc.

      All documents to which the Company is a party and under which the Company has any rights or which form part of the Company's title to any asset owned by it have been duly stamped with the correct amount of stamp duty and any applicable stamp or other duty in respect of such documents has been accounted for and paid and no stamp duty remains to be paid in respect of any such documents which are outside the United Kingdom and have yet to be brought into the United Kingdom. No circumstances exist or might exist which would require the Company to re-present for stamping any document which has already been stamped.

      The Company has complied in all respects with the provisions of Finance Act 1986 Part IV (stamp duty reserve tax) and with any regulations made under it and neither it nor any nominee for it is a party to any agreement which falls within the terms of section 87(1) of that Act (principal charge) and in relation to which the conditions referred to in section 92(1) of that Act (repayment or cancellation of tax) have not been fulfilled.

  SCHEDULE 5

  Limitations on Liability

  Subject always to Clause 5.6, the Purchaser agrees with the Vendor that any Claim or Claims made by the Purchaser shall be governed by and shall be dealt with in accordance with the following provisions of this Schedule, where applicable.

  The liability of the Vendor in respect of any Claims shall be limited, where applicable, as follows:-

    there shall be disregarded for all purposes (including, for the avoidance of doubt, the application of the de minimis threshold in paragraph 2.2) any Warranty Claim in respect of which the amount which the Purchaser would otherwise (but for the provisions of this paragraph 2.1) be entitled to recover would be less than £50,000;

    the Purchaser shall not be entitled to recover any amount in respect of a Warranty Claim unless the amount recoverable, when aggregated with all other amounts recoverable for all Warranty Claims, exceeds £250,000, in which event only the excess over £250,000 shall be recoverable; and

    the aggregate liability of the Vendor in respect of all and any Claims shall be limited to and shall in no event exceed $16,500,000.

  The Vendor shall:-

    cease to have any liability for any Warranty Claim (apart from any Warranty Claim in relation to the Warranties contained in paragraph 18 of Schedule 4 (the "Tax Warranties"), on 31 March 2003;

    cease to have any liability for breach of the Tax Warranties and under the Tax Covenant on the seventh anniversary of Completion;

    have no liability in respect of a Warranty Claim of which the Purchaser has not given written notice (containing such details (as are available to the Purchaser or any other member of the Purchaser Group at that time) of the nature of the potential liability and, so far as is practicable, of the amount likely to be claimed in respect of the Warranty Claim) to the Vendor before the relevant date or dates set out in Clause 3.1 or Clause 3.2 as the case may be.

  The Vendor shall have no liability in respect of any Warranty Claim:-

    to the extent that the Warranty Claim in question arises, or is increased, as a result of any increase in rates of Taxation or any change in the law or published practice of a Revenue authority made after the date of this Agreement with retrospective effect; and

    to the extent that the Company or any of the Subsidiaries: (i) is insured against any loss or damage suffered by the Company or any of the Subsidiaries forming the basis of the Warranty Claim in question under the terms of any insurance policy of the Company or any of the Subsidiaries for the time being in force; and (ii) actually recovers under such insurance policy.

  If any matter comes to the notice of the Purchaser, the Company or any of the Subsidiaries which may give rise to a Warranty Claim, the Purchaser shall (and shall procure that the Company and the Subsidiaries shall):-

    as soon as reasonably practicable give notice of that matter to the Vendor, specifying in such detail as is reasonably available to it at that time the nature of the potential liability in respect of the relevant Warranty Claim and, so far as is practicable, the amount likely to be claimed in respect of it;

    use reasonable endeavours to procure that the current auditors of the Company and the Subsidiaries make available any relevant working papers in respect of audits of the Company's and the Subsidiaries accounts for any relevant accounting period in connection with such Warranty Claim;

    in respect of any third party claim or potential claim in respect of which the Purchaser has been notified in writing and which in the Purchaser's reasonable opinion is likely to give rise to a Claim (a "Third Party Claim") and save where to do so would or might reasonably breach or endanger the Purchaser's or any Group Company of the Purchaser's legal privilege in any accounts, documents or records, give the Vendor and its professional advisers reasonable access at any reasonable times to the premises and personnel of the Purchaser and/or the Company or any of the Subsidiaries (as the case may be) and to any relevant chattels, accounts, documents and records within the power or control of the Purchaser and/or the Company or any of the Subsidiaries so as to enable the Vendor and its professional advisers to examine such premises, chattels, accounts, documents and records and to take copies at their own expense;

    If the Purchaser becomes aware of any Third Party Claim other than any Third Party Claim relating to the Tax Warranties, (subject to being fully indemnified to its reasonable satisfaction by the Vendor against all reasonable out-of-pocket costs and expenses incurred by the Purchaser or the Company or the Subsidiaries) the Purchaser shall:-

      procure that notice of such Third Party Claim is given to the Vendor as soon as is reasonably practicable;

      not make and shall co-operate to procure that the Company and the Subsidiaries shall not make any admission of liability, agreement or compromise with any person, body or authority in relation to any such Third Party Claim without prior consultation with the Vendor;

      save where to do so might in the reasonable opinion of the Purchaser have a significant adverse effect on the business of the Target Group or its ability to obtain or maintain financing, take and shall co-operate to procure that the Company and the Subsidiaries shall take such action as the Vendor may reasonably request to avoid, dispute, resist, appeal, compromise or defend such Third Party Claim or any adjudication in respect of that third party claim; and

      save where to do so might in the reasonable opinion of the Purchaser have a significant adverse effect on the business of the Target Group or a significant adverse effect on its ability to obtain or maintain financing in relation to the Target Group if so required by the Vendor in writing, shall (subject to entering into arrangements to the Purchaser's reasonable satisfaction under which the Vendor indemnifies the Purchaser or any relevant member of the Purchaser Group) ensure (or, as appropriate, shall co- operate to procure that the Company and the Subsidiaries shall ensure), at the request in writing of the Vendor, that the Vendor is placed in a position to take on or take over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the Third Party Claim in question and provide (or, as appropriate, co-operate to procure that the Company and the Subsidiaries provide) such information and assistance as the Vendor may reasonably require in connection with the preparation for and conduct of such proceedings and/or negotiations.

  For the avoidance of doubt:-

    nothing in this Schedule shall limit the Purchaser's obligation to mitigate its loss in respect of any Warranty Claim and the Purchaser undertakes to mitigate its loss in relation to all other Claims; and

    neither the Purchaser nor the Company or any of the Subsidiaries shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency, breach or other set of circumstances which give rise to one or more Claim or Claims or other claim or claims made under this Agreement or any of the Transitional Services Agreement or the Distribution Agreements as the case may be and for this purpose recovery by the Purchaser or any Purchaser Group Company shall be deemed to be a recovery by each of them in respect of any Claim or other claim or claims made under this Agreement or any of the Transitional Services Agreement or the Distribution Agreements as the case may be;

  If the Vendor pays to the Purchaser an amount in discharge of a Warranty Claim and the Purchaser or a Target Group Company subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party (including any tax authority) a sum which is referable to the matter giving rise to the Warranty Claim or obtains a relief (as defined in the Tax Covenant) which is so referable, the Purchaser shall (or, as appropriate, shall procure that the Target Group Company shall) forthwith reimburse the Vendor:-

    an amount equal to the sum recovered from the third party (or the value of the relief obtained, calculated by reference to the amount saved) less any reasonable out-of-pocket costs and expenses incurred by the Purchaser or the Target Group Company in recovering the same and any tax suffered on the receipt; or

    if the figure resulting under paragraph 7.1 above is greater than the amount paid by the Vendor to the Purchaser or the Target Group Company in respect of the relevant Warranty Claim or the aggregate payments previously made by the Vendor in respect of all relevant Warranty Claims, such lesser amount as shall have been so paid by the Vendor.

  If any Warranty Claim shall arise by reason of some liability which at the time that the Warranty Claim is notified to the Vendor is contingent only, the Vendor shall not be under any obligation to make any payment to the Purchaser in respect of such Warranty Claim until such time as the contingent liability ceases to be so contingent (provided that this paragraph shall not operate to avoid a Warranty Claim made in respect of a contingent liability within the applicable time limit specified in paragraph 3 if it becomes an actual liability).

  The sole remedy of the Purchaser in respect of any Warranty Claim shall be an action for damages or, as the case may be, a right to recover under an indemnity and the Purchaser shall not thereby be entitled to rescind this Agreement.

  Any Warranty Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn (and no new Warranty Claim may be made in respect of the facts giving rise to such withdrawn Warranty Claim) unless legal proceedings in respect of it have been commenced by both being issued and served within 12 months of notice having been given by the Purchaser pursuant to paragraph 3. No application for injunctive relief may be made in respect of the matter giving rise to such withdrawal Warranty Claim.

  A breach of Warranty which is capable of remedy shall not entitle the Purchaser to compensation in respect of such breach unless the Vendor is given written notice of such breach and such breach is not to the reasonable satisfaction of the Purchaser remedied within 30 days after the date on which such notice is served on the Vendor.

  The Vendor shall not be liable for any Warranty Claim to the extent that such Warranty Claim arises or, such Warranty Claim otherwise having arisen, is increased as a result of any change made after Completion in any accounting or taxation policies or practice, or the length of any accounting period for tax purposes, of the Company or any of the Subsidiaries, the Purchaser or any other company in the same group of companies as the Company or the Subsidiaries or the Purchaser.

  13 In the case of any Claim in respect of the Tax Warranties paragraphs 3 and 5 of the Tax Covenant shall apply mutatis mutandis."

  SCHEDULE 6

  Properties

  Part 1

  Property Details

  1. Ground Floor, The Gatehouse, Aylesbury
Document	Parties	Commencement	Expires	Cost	Termination/ Break Clauses
Main Headlease of whole Building (assigned to Memec Europe Limited)	Alton House Limited (1) Walker Interactive Products International (2) Walker Interactive Systems Inc (3)	24 June 1991	24 March 2016	£260,800.00 per annum	None
Sub-lease from Memec	Memec Europe Limited (1) Walker Interactive Products International (2)	11 Feb 2002	10 August 2003	£128,640.00 per annum	3 months' notice at any time on or after 11 November 2002

  2. Walker House, Aylesbury
Document	Parties	Commencement	Expires	Cost	Termination/ Break Clauses
Main Headlease of whole	Bryant Properties (Aylesbury) Limited (1) Walker Interactive Products International (2) Walker Interactive Products (3)	25 December 1984	24 December 2009	£140,000.00 per annum	None

  Subleases granted on Walker House
Document	Parties	Commencement	Expires	Cost	Termination/ Break Clauses
Careers Enterprise Sublease	Walker Interactive Products International (1) Careers Enterprise Limited (2)	1 April 2000	31 March 2005	£55,500.00 per annum	3 months' notice exercisable on 31 March 2001, 2002 or 2003
Parsec Sublease	Walker Interactive Products International (1) Parsec Systems Limited (2)	23 March 2001	22 March 2004	£72,600.00 per annum	6 months' notice exercisable on expiry of 2nd year

  3. Ground Floor, North and South Suites, Prismtech House, Gateshead
Document	Parties	Commencement	Expires	Cost	Termination/ Break Clauses
Main Sublease	Prismtech Limited (1) Elevon Limited (2)	1 April 2002	31 March 2005	£74,220.00 per annum	Mutual break right - 6 months' notice exercisable on: (i) any anniversary of 16 April; or (ii) in respect of North or South Suite, on 16 April 2003/2004.

  First Floor Office Suite, Grove House, Basingstoke
Document	Parties	Commencement	Expires	Cost	Termination/ Break Clauses
Serviced office tenancy	Absolutely Offices Limited (1) EL (2)	9 September 2001	Either party may determine upon giving to the other at least one month's prior written notice to expire on the next quarter day	£19,500 plus VAT per annum	Either party may determine upon giving to the other at least one month's prior written notice to expire on the next quarter day

  SCHEDULE 6

  Properties

  Part 2

  WIPI will as soon as reasonably practicable transfer the Properties set out at items 1 and 2 of Schedule 6 Part A (the "Transferring Properties") to EL with full title guarantee.

  Title to the Transferring Properties shall commence with the relevant lease or licence details of which are set out in Part 1 of Schedule 6 ("the Leases").

  The Transferring Properties are sold subject to and where applicable with the benefit of:

    The terms of the Leases under which the Transferring Properties are held and any ancillary documents thereto.

    The Property known as Walker House, Aylesbury set out at item 2 of Part 1 of Schedule 6 is sold subject to the following underleases:-

      Underlease dated 22 January 2001 made between WIPI (1) and Careers Enterprise Limited (2); and

      Underlease dated 23 March 2001 made between WIPI (1) and Parsec Systems Limited (2) (together "the Underleases").

    EL shall be deemed to purchase with full knowledge of the matters contained or referred to in paragraph 3 of Part 2 of this Schedule 6 and shall not be entitled to raise any requisitions enquiries or objections relating thereto.

  The assignment of the relevant Transferring Property to EL to be entered into between WIPI and EL shall be in the Agreed Form marked "K" (the "Assignment").

    Completion of the assignment of the Transferring Properties is conditional upon the grant by the relevant landlord (and any superior landlord) ("the Reversioner") of written licence for the assignment of the relevant lease to EL.

    EL shall provide such references and other information as the Reversioner may reasonably request and shall execute a licence in such form as the Reversioner's solicitors may reasonably require ("Reversioner's Licence").

    WIPI shall at its own cost use all reasonable endeavours to procure the grant of the Reversioner's Licence and WIPI shall use all reasonable endeavours to obtain the Reversioner's Licence as soon as practicable after the date of this Agreement.

    If so required by the Reversioner EL shall covenant directly with the Reversioner that during the residue of the term of the Lease then subsisting (or until released pursuant to the Landlord and Tenant (Covenants) Act 1995 (the "1995 Act")) EL will pay the rents reserved by and will observe and perform the covenants and conditions contained in the relevant Lease.

    If reasonably required by the Reversioner in accordance with the provisions of the relevant Lease EL shall procure that one or more persons reasonably acceptable to the Reversioner shall covenant (jointly and severally in the case of two or more such persons) direct with the Reversioner in the Reversioner's Licence in order to guarantee the future payment of rents and the future observance and performance of the covenants and conditions contained or referred to in the relevant Lease provided that if the Reversioner requires that EL procures a guarantee from any director or other officer (of EL or other company within EL's Group Company) EL shall not under any circumstances be required to procure such director's or officer's personal guarantee but shall procure some other form of guarantee in such form as the Reversioner shall find acceptable in accordance with the terms of the relevant Lease.

    If reasonably so required by the Reversioner EL shall lodge with the Reversioner such rental deposit as the Reversioner may reasonably require in accordance with the provisions of the relevant Lease as security for the future payment of rents and the future observance and performance of the covenants and conditions contained or referred to in the relevant Lease.

    Until such time as the Reversioner's Licence has been obtained and the relevant Assignment completed the provisions of paragraph 8 shall apply in respect of each Transferring Property.

  The Standard Conditions of Sale (Third Edition) ("The Standard Conditions") shall be deemed to be incorporated herein so far as they are applicable hereto and are not varied by or inconsistent with the express terms of this Agreement. Throughout the Standard Conditions the "Seller" means WIPL and the "Buyer" means EL. There shall be added to Standard Conditions 3.1.2(c) "or those of which the buyer has actual knowledge".

    Standard Condition 2.2 shall be omitted.

    There shall be added to Standard Condition 5.2.2 "(i) is to observe all statutes regulations covenants, conditions and restrictions affecting the property or its use and to indemnify the seller against any failure to do so."

    In Standard Condition 7.1.1 there shall be inserted after the words "leading to it" the words "and relied upon by either party".

    EL may enter and occupy the Transferring Properties (subject to the Underleases) as licensee of WIPI but legal possession of the Transferring Properties shall remain vested in WIPI until completion of the assignments.

    EL shall from the date of Completion reimburse WIPI all expenses outgoings and liabilities of the Transferring Properties (including the rents payable under the Leases) within 10 working days of request to do so.

    EL shall act or conduct itself in such a manner that the covenants on the part of the lessee expressly or impliedly contained in the Leases and the covenants on the part of the lessor expressly or impliedly contained in the Underleases are fully observed and performed and shall indemnify WIPI against the breach non-observance or non-performance of those covenants (including any covenant breached by this licence to occupy).

    EL shall bear all third party public liability and employer's liability risks attached to the occupation and use of the Properties and shall indemnify WIPI against them.

    Pending actual completion of the assignments WIPI shall hold the Transferring Properties on trust for and on behalf of EL and shall:-

      Not enter into any contract affecting the Transferring Properties without the consent of EL (which consent shall not be unreasonably withheld or delayed).

      Not without the consent of EL (which consent shall not be unreasonably withheld or delayed) assign charge sublet or grant any Licence in respect of the whole or any part of the Transferring Properties or dispose of any interests in them or share possession in whole or in part.

      Not without the consent of EL (such consent not to be unreasonably withheld or delayed) make any application to the Reversioner other than for consent to the Assignments to EL.

      To pay over to EL all monies received by virtue of the underleases from the undertenants at the Transferring Properties within 10 working days of receipt of such monies.

    8.6.1 If following the expiry of a period of 12 months following Completion the Reversioner's Licence (or any superior landlord's consent) has not been obtained for any Transferring Property EL may give notice to WIPI that it wishes to take an assignment of such Transferring Property without the Reversioner's Licence (or any superior landlord's consent) whereupon the provisions of Clause 8.6.3 and Clause 8.6.4 shall apply.

    8.6.2 If, following the expiry of a period of 6 months from the end of the 12 month period referred to in Clause 8.6.1 the Reversioner's Licence (or any superior landlord's consent) has not been obtained for a Transferring Property and Provided that WIPI may not give such a notice or effect such an assignment without the Reversioner's Licence (or superior landlord's consent) if proceedings pursuant to Clause 5.3 have been commenced or WIPI is in breach of its obligations under this Part 2 of Schedule 6, WIPI may give notice to EL that it wishes to effect an assignment of such Transferring Property without the Reversioner's Licence (or any superior landlord's consent) whereupon the provisions of Clause 8.6.3 and Clause 8.6.5 shall apply.

    8.6.3 In the event that the circumstances contemplated in Clause 8.6.1 or Clause 8.6.2 arise then WIPI shall be under no obligation to obtain such consent and WIPI shall assign and EL shall accept an assignment of such Transferring Property in accordance with the terms hereof such assignment to incorporate an indemnity on the part of EL in favour of WIPI and any member of WIPI's Group Companies which at the time guarantees the tenant covenants and obligations contained in the relevant Lease against all actions costs claims demands expenses and other liabilities arising from the failure of EL to pay the rents reserved by or observe and perform the covenants liabilities obligations and conditions and other matters contained or referred to in the relevant Lease arising after the date of the assignment .

      In the event that the circumstances contemplated in Clause 8.6.1 arise the assignment of the relevant Transferring Property shall incorporate a further indemnity on the part of EL in favour of WIPI and any member of WIPI's Group Companies which at the time guarantees the tenant covenants and obligations contained in the relevant Lease in respect of all actions, costs, claims, demands, expenses and other liabilities arising in consequence of completing such assignment in breach of the alienation covenant contained in the relevant Lease (and/or superior lease).

      In the event that the circumstances contemplated in Clause 8.6.2 arise the assignment of the relevant Transferring Property shall incorporate an indemnity on the part of WIPI in favour of EL in respect of all actions, costs, claims, demands, expenses and other liabilities arising in consequence of completing such assignment in breach of the alienation covenant contained in the relevant Lease (and/or superior lease).

  On completion of the assignment of the relevant Lease WIPI shall deliver to EL all documents of title which it holds for the relevant Transferring Property.

  EL shall from the date of Completion until the date of Assignment of a Transferring Property indemnify WIPI and any WIPI Group Company which during such time guarantees the tenant covenants and obligations contained in the relevant Lease against any actions claims demands expenses and other liabilities arising as a result of EL's occupation of that Transferring Property.

  SCHEDULE 7

  Intellectual Property

  Identify where application has been made but not granted.

  Patents, petty patents

  EL has no patents or petty patents.

  Trade Marks, service marks
Mark:	SMART ANALYTIC APPLICATIONS
Proprietor:	EL
Country of grant:	SOUTH AFRICA
Number:	98/20453
Date of registration:	15 OCTOBER 1998
Class Number:	CLASS 9
Goods/services for which registered:	COMPUTER SOFTWARE
Details of disclaimers or restrictions:	-
Licensees:	-
Next renewal date:	15 NOVEMBER 2008
Associated Marks:	-

Mark:	SMART ANALYTIC APPLICATIONS
Proprietor:	EL
Country of grant:	SOUTH AFRICA
Number:	98/20454
Date of registration:	15 OCTOBER 1998
Class Number:	CLASS 42
Goods/services for which registered:	SERVICES OF ALL KINDS
Details of disclaimers or restrictions:	-
Licensees:	-
Next renewal date:	15 NOVEMBER 2008
Associated Marks:	-

Mark:	VIRTUAL CLOSE
Proprietor:	EL
Country of Grant:	SOUTH AFRICA
Number:	98/20455
Date of registration:	15 OCTOBER 1998
Class Number:	CLASS 9
Goods/services for which registered:	COMPUTER SOFTWARE
Details of disclaimers or restrictions:	-
Licensees:	-
Next renewal date:	15 NOVEMBER 2008
Associated Marks:	-

Mark:	VIRTUAL CLOSE
Proprietor:	EL
Country of grant:	SOUTH AFRICA
Number:	98/20456
Date of registration:	15 OCTOBER 1998
Class Number:	CLASS 42
Goods/services for which registered:	SERVICES OF ALL KINDS
Details of disclaimers or restrictions:	-
Licensees:	-
Next renewal date:	15 NOVEMBER 2008
Associated Marks:	-

Mark:	VIRTUAL CLOSE
Proprietor:	EL
Country of grant:	COMMUNITY TRADE MARK
Number:	963090
Date of registration:	23 NOVEMBER 1998
Class Number:	CLASSES 09/41/42
Goods/services for which registered:	SCIENTIFIC EQUIPMENT, DATA PROCESSING EQUIPMENT AND COMPUTERS, LEISURE AND EDUCATION SERVICES, SCIENTIFIC, COMPUTER AND LEGAL SERVICES.
Details of disclaimers or restrictions:	-
Licensees:	-
Next renewal date:	-
Associated Marks:	-

  Registered designs

  EL has no registered designs.

  Trade Names/Copyright/Topgraphy rights/Design right

  Save for the legal interest in copyright in research and development work done on E5 Software by EL, EL has no trade names, copyright, topography rights or design rights.

  Domain names

  elevon.co.uk

  elevonasp.cc

  elevonasp.co.uk

  elevonasp.com

  elevonusergroup.cc

  elevonusergroup.co.uk

  elevonusergroup.com

  elevonusergroup.net

  elevonusergroup.org

  elevonusergroup.org.uk

  schoolgovernor.org.uk

  schoolgovernors.net

  subscribe.co.uk

  subscribe.com

  subscribe.net

  subscriber.co.uk

  subscriber.com

  subscriber.net

  subscriber.org

  subscriber.org.uk

  subscyber.co.uk

  subscyber.com

  subscyber.net

  walkerasp.co.uk

  SCHEDULE 8

  Tax Covenant

  Definitions

  In this Schedule, unless the context requires otherwise, the following words and expressions have the following meanings and in the event of conflict the definitions in this Schedule shall prevail over the definitions in Clause 1 of this Agreement:-

    Accounts: the audited consolidated accounts of Elevon International Limited for the accounting reference period which ended on the Accounts Date (comprising in each case a balance sheet and profit and loss account and the notes to them);

    Accounts relief: any relief which appears as an asset in the Accounts or has been taken into account in reducing or eliminating any provision for deferred tax which appears in the Accounts (or which, but for the presumed availability of such relief, would have appeared in the Accounts) and any prepayment of tax which is treated as an asset in the Accounts;

    Covenantor: the Vendor;

    Covenantor's relief: any relief (including, for the avoidance of doubt, any losses brought forward to the extent that they are not taken into account as an Accounts relief and any relief which arises outside of the ordinary course of business of the Company or a Subsidiary as a consequence of, or by reference to, an event occurring or deemed to occur after the Accounts Date and before Completion) which is not an Accounts relief or a post-Accounts Date relief;

    Degrouping Charge: any taxation liability of the Company or any Subsidiary which arises as a result of Completion, or of entering into this Agreement, or of the satisfaction of any condition specified in this Agreement pursuant to section 179 TCGA 1992;

    event: any event, act, omission or transaction (whether or not the Company or any Subsidiary is a party to such act, omission or transaction) and for the avoidance of doubt includes any change in the residence of any person and the death, winding up or dissolution of any person and any reference to an event occurring on or before a particular date shall include a reference to any event which for tax purposes is deemed to have, or is treated or regarded as having, occurred on or before that date;

    post-Accounts Date relief: (i) any relief which arises within the ordinary course of business of the Company or a Subsidiary as a consequence of, or by reference to, an event occurring or deemed to occur after the Accounts Date, and (ii) any relief which arises as a consequence of, or by reference to, an event occurring or deemed to occur after Completion;

    Purchaser's Group: the Purchaser, the Company and the Subsidiaries;

    relief: includes any relief, loss, allowance, exemption, set-off, deduction or credit in respect of any taxation or relevant to the computation of any income, profits or gains for the purposes of any taxation, and any right to a repayment of taxation;

    Reserved Matters: (i) any matters for which the Company or any Subsidiary could be liable pursuant to the provisions of Section 179 TCGA 1992, and (ii) any matters for which the Company or any Subsidiary could be liable in respect of value added tax, income tax, corporation tax and (without limitation) any analogous tax on business profits or gains, and interest and penalties payable in relation to any of the foregoing taxes in each case arising in Iceland, Ireland or South Africa;

    taxation or tax: all forms of taxation, imposts, duties, levies, social security contributions and rates whether of the United Kingdom or elsewhere including corporation tax, advance corporation tax, income tax (including income tax or amounts on account of income tax required to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, development land tax, inheritance tax, value added tax, national insurance contributions, capital duty, stamp duty, stamp duty reserve tax, duties of customs and excise, petroleum revenue tax, real estate transfer tax, all taxes, duties or charges replaced by or replacing any of them, and all other taxes on gross or net income, profits or gains, distributions, receipts, sales, use, occupation, franchise, value added, and personal property, and all levies, imposts, duties, charges or withholdings in the nature of tax chargeable by any tax authority; together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether any such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the Company, any Subsidiary or any other person and of whether any amount in respect of any of them is recoverable from any other person;

    tax or taxation authority: any taxing or other authority (whether within or outside the United Kingdom) competent to impose any taxation liability;

    taxation claim: the issue of any notice, demand, assessment, letter or other document by or on behalf of any taxation authority, or the imposition (or any document referring to the possible imposition) of any withholding of or on account of taxation, or the delivery of a return, from which it appears that a taxation liability will be imposed on the Company or any Subsidiary;

    taxation liability: includes:-

      any liability of the Company or any Subsidiary to make or suffer an actual payment (including an instalment payment) of taxation (or amount in respect of taxation), in which case the amount of the taxation liability shall be the amount of the liability;

      the loss of any Accounts relief, in which case the amount of the taxation liability shall be equal to the amount of the taxation which (on the basis of the rates prevailing on the date of this Agreement) would have been saved but for such loss or, where the relevant relief is a right to a repayment of taxation, the amount of the repayment;

      the setting-off against taxation, income, profits or gains of any Accounts relief or any post-Accounts Date relief where, but for such setting-off, the Company or any Subsidiary would have been subject to a taxation liability in respect of which the Purchaser would have been entitled to make a claim against the Covenantor under this Schedule in which case the amount of the taxation liability shall be the amount of the tax saved by way of such set-off or, where the relevant relief is a right to a repayment of taxation, the amount of the repayment that would have been made but for such set- off,

    For the avoidance of doubt, references to any taxation liability of the Company or any Subsidiary which results from any gains earned or received on or before Completion or any event occurring on before Completion include a reference to any taxation liability arising under Section 179 TCGA 1992 of the Company or any Subsidiary resulting from the sale of the Shares pursuant to this Agreement.

    References to income, profits or gains earned, accrued or received include income, profits or gains deemed to have been or treated or regarded as earned, accrued or received for tax purposes.

    References to the loss of a relief or a right to any payment or other consideration include the loss, nullification, cancellation, non-availability, non-existence or reduction in amount of a relief or right to any payment or other consideration.

    For the purposes of paragraph 6 (Payment) and to the extent that such use is in accordance with the relevant revenue law, reliefs arising from events occurring earlier shall be taken to be used in priority to any reliefs arising from events occurring later and reliefs of the Company or any Subsidiary shall be taken to be used in priority to any reliefs surrendered to the Company or any Subsidiary by any other company.

    Any reference in this Schedule to a paragraph is to a paragraph of this Schedule.

  Covenant

    The Covenantor covenants to pay to the Purchaser so far as possible by way of an adjustment to the Consideration a sum equal to:-

      any taxation liability of the Company or any Subsidiary arising within paragraph 1.14.1 in respect of, by reference to or in consequence of:-

        any income or profits earned, accrued or received on or before Completion or any gains earned or received on or before Completion; or

        any event occurring on or before Completion; and

      any taxation liability of the Company or any Subsidiary which is a liability for interest or penalties relating to any amount of corporation tax treated by The Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175) as due and payable on a date on or before Completion;

      any taxation liability falling within paragraph 1.14.2 or paragraph 1.14.3; and

      any taxation liability of the Company or any Subsidiary (not falling within paragraph 2.1.1) which is also a taxation liability of another person to make or suffer an actual payment of tax and which is payable by the Company or any Subsidiary by reason of (i) the other person failing to discharge such taxation liability, and (ii) the Company or relevant Subsidiary being at any time before Completion a member of the same group as such other person or otherwise connected with such other person for taxation purposes, and (iii) the Company or any Subsidiary having such liability imposed on it by a taxation authority by operation of statutory provision or enactment; and

      all reasonable costs and expenses properly incurred by or charged against the Purchaser or the Company or any Subsidiary in connection with any taxation liability referred to in paragraphs 2.1.1 to 2.1.4 or in connection with the enforcement of rights under this Schedule.

  Limitations

    The covenant in paragraph 2 shall not apply to any taxation liability to the extent that:-

      provision or reserve in respect of such liability is made in the Accounts ;

      that such liability would not have arisen but for a voluntary act, omission or transaction on the part of or carried out or effected by the Purchaser, Company or any of the Subsidiaries (or persons deriving title from them) after Completion (including without limitation the effecting after Completion of any cessation, reorganisation or change in the nature or conduct of any trade or business carried on by the Company or the relevant Subsidiary) but not including any voluntary act, omission or transaction:-

        (for the avoidance of doubt) which is carried out or effected pursuant to a legally binding commitment created on or before Completion including, without limitation, the provisions of paragraph 5 or 8 (conduct of claims and tax affairs); or

        which is carried out or effected or which occurs in the ordinary course of business of the Company or the relevant Subsidiary; or

        which the Purchaser or (as the case may be) the Company or any of the Subsidiaries (at the time at which it is carried out or effected or occurs) could not reasonably have been expected to be aware would or might give rise to the liability (or an increase in the liability)

      provided always that paragraphs 3.1.2.1, 3.1.2.2 and 3.1.2.3 shall not apply to any change in transfer pricing policy by the Company, the Purchaser or any Subsidiary (save where necessary to comply with the provisions of Schedule 28AA, ICTA 1988 or analogous provisions in the relevant jurisdiction) after Completion;

      the Purchaser has made or makes recovery in respect of such taxation liability under any other provision of this Agreement;

      the taxation liability would not have arisen but for the failure or omission by any member of the Purchaser's Group to make any claim, election, surrender or disclaimer, or give any notice, or consent, under or in connection with, the provisions of any enactment or regulation relating to tax after Completion, the making of, giving or doing of which was taken into account in computing the provision for tax in the Accounts where full details of such claim, election, surrender, notice or consent is given in the Disclosure Letter or which has been disclosed to the Purchaser after Completion within a reasonable time;

      the taxation liability has been paid or discharged on or before Completion;

      the taxation liability is in respect of or by reference to income, profits or gains earned in respect of the period, or any event occurring, between the Accounts Date and Completion in the ordinary course of the business of the Company or the Subsidiary concerned as carried on at Completion (and, for the avoidance of doubt and for the purposes of this paragraph 3.1.6 and in relation only to commercial or financial relations between the Company (or any Subsidiary) and the Covenantor or WIPI, any taxation liability in respect of or arising from any transfer pricing adjustments imposed by any taxation authority made in respect of transactions effected or deemed to have been effected in any periods before Completion or by reference to any profits earned, accrued or received before Completion shall not be considered to have arisen within the ordinary course of business of the Company or the relevant Subsidiary) other than interest or penalties relating to any amount of corporation tax treated by The Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175) as due and payable on a date on or before Completion;

      a Covenantor's relief is available to relieve or mitigate such taxation liability or to set against or otherwise mitigate the taxation liability;

      the taxation liability arises or is increased by the unreasonable failure of the Purchaser or the Company or any Subsidiary to comply with its obligations under paragraphs 3.2, 5 or 8;

      the taxation liability arises or is increased as a result of any increase in rates of taxation or any change in law or published practice of a taxation authority in each case announced and coming into effect after the date of this Agreement with retrospective effect; or

      the taxation liability arises, or is increased as a result of any change made after Completion in any accounting or taxation policies or practice of the Company or relevant Subsidiary (except where such change is made to comply with the generally accepted accounting practices in the relevant jurisdiction), or the length of any accounting period for tax purposes, of the Company or any of the Subsidiaries, the Purchaser or any other company in the same group of companies as the Company or the Subsidiaries or the Purchaser.

    In the event that the Covenantor is liable under paragraph 2 of this Schedule in respect of a Degrouping Charge, the Purchaser shall if so requested by the Covenantor (to the extent permitted by law, for no consideration and with the full cooperation of the Covenantor) procure that the Company or the relevant Subsidiary shall enter into an election pursuant to Section 179A TCGA 1992 with any member of the relevant group (as defined by Section 179A(4) TCGA 1992 other than the Company or a Subsidiary) where to do so would reduce the liability of the Company or the relevant Subsidiary in respect of such Degrouping Charge.

    The Covenantor shall have no liability in respect of any taxation liability in connection with the Reserved Matters if and to the extent that the amount of tax actually payable in respect of such taxation liability (as quantified in paragraph 1.14) for which the Covenantor would but for this paragraph 3.3 be liable is less than £350,000 ("the tax buffer") provided that the tax buffer shall be deemed to be reduced, down to a minimum of zero, (i) by each and every taxation liability to which this paragraph 3.3 refers, (ii) by any filing costs payable by the Company or any Subsidiary to a taxation authority and incurred in connection with the Reserved Matters, and (iii) any reasonable profession costs and expenses incurred in connection with the tax returns for the accounting period ending prior to Completion to the extent that the aggregate of such costs is less than £25,000.

  Grossing up

    All sums payable by the Covenantor to the Purchaser under this Schedule shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Schedule, the Covenantor shall be obliged to pay to the Purchaser such sum as will, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

    If the Purchaser incurs a taxation liability which results from, or is calculated by reference to, any sum paid under this Schedule, the amount so payable shall be increased by such amount as will ensure that, after payment of the taxation liability, the Purchaser is left with a net sum equal to the sum it would have received had no such taxation liability arisen.

    If the Purchaser would, but for the availability of a relief, incur a taxation liability falling within paragraph 4.2, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

    If the Purchaser receives a credit or remission from tax for any deduction or withholding to which paragraph 4.1 applies, the Purchaser shall reimburse to the Covenantor an amount equal to such part of any payment made by the Covenantor to the Purchaser under paragraph 4.1 as corresponds to such credit or remission.

  Conduct of taxation claims

    If the Purchaser, the Company or any Subsidiary becomes aware of a taxation claim including a claim relating to Reserved Matters relevant for the purposes of this Schedule (a "Reserve Matter Taxation Claim"), the Purchaser shall give the Covenantor written notice (including reasonable details) of that taxation claim and shall, as soon as reasonably practicable (and, where a time limit for appeal applies to the taxation claim, written notice shall in any event be given not later than ten days before the expiry of the time limit) and subject to paragraphs 5.2 to 5.4, take, or cause the Company or the relevant Subsidiary to take, such action as the Covenantor may reasonably request to avoid, resist, appeal, settle or compromise the taxation claim.

    The Purchaser shall not be required to take, and shall not be required to cause the Company or any Subsidiary to take, any action pursuant to paragraph 5.1 or paragraph 5.6 (including the adoption of any particular accounting practice, procedure or methodology):-

      if the Purchaser, the Company, any Subsidiary or any person connected with any of them reasonably considers such action would be unlawful;

      unless the Covenantor indemnifies the Purchaser and the Company or any Subsidiary concerned to the Purchaser's reasonable satisfaction against any liability, costs, damages or expenses which may be incurred;

      where such action involves an appeal against a determination by the General or Special Commissioners or the VAT and Duties Tribunal (or the equivalent in any jurisdiction outside of the United Kingdom), unless the Covenantor has obtained the opinion of leading tax counsel that there is a reasonable prospect that the appeal will succeed;

      if the Covenantor (or the Company or relevant Subsidiary before Completion) is or has been involved in a case involving fraud or wilful default in respect of the taxation liability which is the subject matter of the taxation claim.

    If the Covenantor does not request the Purchaser to take any appropriate action within 14 days of notice pursuant to paragraph 5.1 to the Covenantor, the Purchaser shall give further notice to the Covenantor and, if the Covenantor does not request the Purchaser to take any appropriate action within 10 days of such further notice to the Covenantor or if no action is required to be taken by virtue of any of the provisions of paragraph 5.2, the Company or relevant Subsidiary shall be at liberty without reference to the Covenantor to admit, compromise, settle, discharge or otherwise deal with such taxation claim.

    The Purchaser shall procure that the Company or any Subsidiary, as the case may be, shall promptly keep the Covenantor informed of all material matters relevant to this paragraph 5 and shall forward or procure to be forwarded to the Covenantor copies of material correspondence and other written communications.

    Subject to paragraphs 5.2 and 5.3, the Purchaser shall not take or procure that the Company takes or procures any material action in connection with the taxation claim or agrees to the settlement or compromise of any taxation claim to which 5.1 applies without the consent of the Covenantor (such consent not to be unreasonably withheld or delayed).

    To the extent that the Covenantor, acting reasonably in all respects, in connection with a Reserved Matters Taxation Claim only (but without limitation in respect of the Purchaser's rights under paragraph 2 of this Schedule), considers that the Purchaser is in breach of any of its obligations under this paragraph 5, upon the Covenantor's written request, then the Purchaser shall ensure that:-

      the Covenantor, at its own cost, is placed in a position to have sole conduct of the dispute on behalf of the Company for any Reserved Matters Taxation Claim and shall be entitled, on behalf of the Company or the relevant Subsidiary, to instruct such solicitors or other professional advisers, as the Covenantor may nominate, to act on behalf of the Company;

      the Purchaser provides the Covenantor with reasonable access to all relevant documents, accounting and other records (including reasonable access to all relevant employees);

      the Purchaser shall render, or cause to be rendered, to the Covenantor, all such other assistance as the Covenantor may reasonably require in disputing the Reserved Matters Taxation Claim.

    The Purchaser agrees that, in respect of a Reserved Matters Taxation Claim in respect of which the Covenantor has made written request pursuant to paragraph 5.6 for which the Covenantor is or may become liable but for the provisions of paragraph 3.3 of this Schedule to make a payment to the Purchaser:-

      such Reserved Matters Taxation Claim is dealt with pursuant to the provisions of paragraph 5.6 to 5.10 (inclusive) and, so far as reasonably practicable, dealt with separately from other taxation claims; and

      the Purchaser shall take or procure that the Company shall take such action as the Covenantor shall reasonably request to avoid, mitigate, resist or contest any taxation claim in respect of such Reserved Matters Taxation Claim.

    Where the Covenantor has made a written request pursuant to paragraph 5.6 above:-

      the Covenantor shall not agree to the settlement or compromise of any Reserved Matters Taxation Claim without the consent of the Purchaser (such consent not to be unreasonably withheld or delayed); and

      the Covenantor shall devote reasonable diligence to dealing with the matters for which it has control pursuant to this paragraph 5, and shall use reasonable endeavours to ensure that they are resolved as soon as reasonably practicable.

    The Covenantor's rights under this paragraph 5 (other than the right to receive the notice referred to in paragraph 5.1) shall cease if any action or other step is taken or legal proceedings are started to put the Covenantor into liquidation, administration or receivership or if chapter 7 or chapter 11 of the United States Bankruptcy Code applies to the Covenantor.

    For the avoidance of doubt, the Covenantor's rights under 5.6 shall not be prejudiced or otherwise affected by any waiver or failure to exercise rights under paragraph 5.6 (without limitation whether explicit, tacit, implicit or otherwise) by the Covenantor of any breach by the Purchaser of its obligations referred to in paragraph 5.6.

  Payment

    Where a claim under this Schedule relates to a liability of the Company or any Subsidiary to make or suffer an actual payment of taxation (or amount in respect of taxation), the Covenantor shall pay the Purchaser any amount which is required to be paid by it (including any amount payable pursuant to paragraph 2.1.5) within five Business Days following the date on which the Purchaser notifies the Covenantor of its liability to make such payment or, if later, five Business Days before the last date on which the taxation in question would have to be paid to the appropriate taxation authority in order to avoid incurring a liability to interest or a charge or penalty in respect of that taxation liability.

    In any case not falling within paragraph 6.1, the Covenantor shall pay the amount which it is required to pay under this Schedule (including any amount payable pursuant to paragraph 2.1.5) within five Business Days of the date on which it receives notice from the Purchaser of the amount due to be paid or, if later:-

      in any case which falls within paragraph 1.14.2 (loss of Accounts relief), not later than the fifth Business Day before the day on which the Company or the Subsidiary concerned is due to pay any taxation which, but for such loss, it would not have been liable to pay;

      in a case which falls within paragraph 1.14.3 (set-off of Accounts relief or post-Accounts Date relief), not later than the day on which the Company or the Subsidiary concerned would, but for such setting-off, have been liable to pay the actual taxation liability.

    Sums not paid by the Covenantor by the dates specified in paragraphs 6.1 and 6.2 shall bear interest (which shall accrue from day to day after, as well as before, judgment) at 2 per cent. above the base rate of Barclays Bank plc or, in the absence of such base rate, at such similar rate as the Purchaser may select acting reasonably, from the date following the specified date up to and including (in either case) the date of actual payment of such sums (or the next Business Day if such date of actual payment is not a Business Day).

  Recovery

    Where the Covenantor has paid any amount in full discharge of a liability under paragraph 2 in respect of any taxation liability and the Company or a Subsidiary is legally entitled to recover or by virtue of a legal entitlement recovers from any person (other than the Purchaser or any other member of the Purchaser's Group or any person connected with any of them) any sum in respect of such taxation liability, the Purchaser shall notify the Covenantor of such entitlement or recovery and, where recovery has not been effected at the date of notification, shall (if requested by and at the expense of the Covenantor and upon the Covenantor indemnifying the Company, the relevant Subsidiary or the Purchaser to the Purchaser's reasonable satisfaction against all costs or expenses which may thereby be incurred) take, or cause the Company or relevant Subsidiary to take, such action as the Covenantor shall reasonably request to enforce such recovery against the person in question (keeping the Covenantor fully informed of the progress of any action taken) provided that the Purchaser shall not be required to take any action pursuant to this paragraph which, in the Purchaser's reasonable opinion, is likely to harm its or the Company's or the relevant Subsidiary's commercial relationship (potential or actual) with that or any other person.

    The Purchaser, the Company or the relevant Subsidiary shall (to the extent that the recovery is not thereby prejudiced) account to the Covenantor for any sum so recovered (including any interest or repayment supplement paid by such person) up to an amount not exceeding the amount paid by the Covenantor under paragraph 2 in respect of the taxation liability in question (but less any tax payable by the Company or Subsidiary in respect of the sum recovered or in respect of such interest or which would be payable but for the use or set-off of any relief and less the amount of all costs and expenses in obtaining such payment).

    Where a payment is made, or is to be made, by the Covenantor to the Purchaser under paragraph 2 above in respect of only part of a taxation liability and that taxation liability gives rise to a recovery under paragraph 7.1, the amount recovered shall be attributed for the purposes of paragraph 7.1 to the part of the taxation liability giving rise to the Purchaser's claim and to the part not so giving rise on a pro rata basis and, accordingly, paragraph 7.2 shall only apply to such part of the amount recovered as is attributed to the part of the taxation liability giving rise to the Purchaser's claim.

  Tax affairs

    Subject to and in accordance with the provisions of this paragraph 8, the Covenantor or its duly authorised agents shall be responsible for the taxation affairs of the Company and the Subsidiaries for all accounting periods ending on or before Completion ("pre-Completion tax affairs"), and accordingly in respect of such periods the Covenantor or its duly authorised agents shall, without prejudice to the provisions of paragraph 3.3, 5.6 and 8.10, at the Covenantor's cost (to the extent that the reasonable professional costs and expenses incurred in connection with such accounting periods are in excess of £25,000 as provided for in paragraph 3.3(iii)):-

      prepare and submit the tax returns of the Company and Subsidiaries;

      prepare and submit on behalf of the Company and Subsidiaries all claims, elections, disclaimers, notices and consents for the purposes of taxation;

      deal with all matters relating to taxation which concern or affect the Company or Subsidiaries, including the conduct of all negotiations and correspondence and the reaching of all related agreements.

    The Covenantor shall procure that:-

      the Purchaser is kept fully informed of the progress of all material matters relating to the pre-Completion tax affairs;

      the Purchaser promptly receives copies of all material written correspondence with any taxation authority insofar as it is relevant to the pre-Completion tax affairs;

      no claim, election, disclaimer, notice or consent in respect of any relief is made by or on behalf of the Company or any Subsidiary without the written consent of the Purchaser (such consent not to be unreasonably withheld) except where the claim, election, disclaimer notice or consent has been taken into account in the preparation of the Accounts;

      (subject to paragraph 8.4) the Purchaser is afforded a reasonable opportunity to comment on all returns, claims, notices or other documents relating to taxation ("tax document") or other non-routine correspondence before its submission to the relevant taxation authority and that its reasonable comments are taken into account (provided that, if the Purchaser fails to comment within fifteen Business Days of receipt, the Covenantor or its duly authorised agents shall be entitled to submit the relevant tax document or correspondence to the relevant taxation authority without further reference to the Purchaser);

      no tax document is submitted to any taxation authority which is not true and accurate in all material respects.

    The Covenantor shall devote reasonable diligence to dealing with pre-Completion tax affairs, and shall use reasonable endeavours to ensure that they are finalised as soon as reasonably practicable.

    The Purchaser shall procure that:-

      the Covenantor and its duly authorised agents are afforded such information and assistance as it or they reasonably require to enable the Covenantor to fulfil its obligations under this paragraph 8;

      the Covenantor is promptly sent a copy of any communication from any taxation authority insofar as it relates to pre- Completion tax affairs;

      the Company or the relevant Subsidiary shall give the Covenantor as soon as reasonably practicable upon request such access to documents, books and records of the Company (including those kept for the purposes of VAT) as the Covenantor shall reasonably require and provide copies (at the Covenantor's cost) of such documents, books and records for the purposes of any matter relating to the pre-Completion taxation affairs.

      subject to paragraph 8.5, the Company or relevant Subsidiary authorises and signs all tax documents relating to pre-Completion tax affairs required to be signed by any of them.

    The Purchaser shall be under no obligation to procure the authorisation or signing of any tax document delivered which it considers in its reasonable opinion to be false or misleading in any respect, or incomplete or inaccurate in any material respect, but, for the avoidance of doubt, shall be under no obligation to make any enquiries as to their completeness or accuracy and shall be entitled to rely entirely on the Covenantor and its agents.

    For the avoidance of doubt:-

      except in respect of any matter relating to Reserved Matters, where any matter relating to taxation gives rise to a taxation claim, the provisions of paragraph 5 (conduct of taxation claims) shall apply to the effect that, in relation to that matter, the provisions of paragraph 5 shall take precedence over the provisions of this paragraph 8; and

      subject to paragraph 3 (limitations), the provisions of this paragraph 8 shall not prejudice the rights of the Purchaser to make a claim under this Schedule in respect of any taxation liability.

    Subject to and in accordance with the provisions of this paragraph 8, the Purchaser or its duly authorised agents shall be responsible for the taxation affairs of the Company and the Subsidiaries for the accounting period during which Completion takes place ("Completion tax affairs"), and accordingly in respect of such period the Purchaser shall procure that the Company or its duly authorised agents shall, at the Company's cost:-

      prepare and submit the tax returns of the Company and Subsidiaries;

      prepare and submit on behalf of the Company and Subsidiaries all claims, elections, disclaimers, notices and consents for the purposes of taxation;

      deal with all matters relating to taxation which concern or affect the Company or Subsidiaries, including the conduct of all negotiations and correspondence and the reaching of all related agreements.

    The Purchaser shall:-

      procure that the Covenantor is kept fully informed of the progress of all material matters relating to the Completion tax affairs insofar as these relate to the Reserved Matters (or matters which could be the subject of a taxation liability for which the Covenantor could be liable under this schedule);

      procure that the Covenantor promptly receives copies of all material written correspondence with any taxation authority insofar as it is relevant to Reserved Matters (or matters which could, in the reasonably opinion of the Purchaser, be the subject of a taxation liability for which the Covenantor could be liable under this schedule);

      procure that the Covenantor is afforded a reasonable opportunity to comment on all returns, claims, notices or other documents relating to taxation in connection with the Completion tax affairs ("Completion tax document") or other non-routine correspondence before its submission to the relevant taxation authority and that its reasonable comments are taken into account (provided that, if the Covenantor fails to comment within fifteen Business Days of receipt, the Covenantor or its duly authorised agents shall be entitled to submit the relevant Completion tax document or correspondence to the relevant taxation authority without further reference to the Purchaser);

      negotiate or procure that the Company or the relevant Subsidiary shall negotiate with the relevant taxation authority all matters relating to Reserved Matters for the accounting period current at the date of Completion, to the extent that the Covenantor may or otherwise would be liable under this Schedule;

      complete or procure that the Company or the relevant Subsidiary shall complete the registration of a taxable presence of the Company or the relevant Subsidiary (including registration for VAT and similar taxes) or any of its Subsidiaries in any jurisdiction to which the Reserved Matters relate; and

      procure that no Completion tax document is submitted to any taxation authority which is not true and accurate in all material respect or in respect of which submission the Purchaser has note consented (such consent not to be unreasonably withheld or delayed).

    In respect of Reserved Matters to which paragraph 8.8.4 refers and the registration of a taxable presence to which paragraph 8.8.5 refers, the Purchaser shall procure that:-

      the Covenantor is kept fully informed of the progress of all material matters relating to such matters;

      the Covenantor promptly receives copies of all material written correspondence with any taxation authority insofar as it is relevant to such matters;

      the Covenantor is afforded a reasonable opportunity to comment on all documents relating to such matters, including non-routine correspondence before its submission to the relevant taxation authority and that its reasonable comments are taken into account (provided that, if the Covenantor fails to comment within fifteen Business Days of receipt, the Purchaser or its duly authorised agents shall be entitled to submit the relevant document or correspondence to the relevant taxation authority without further reference to the Covenantor); and

      no document in connection with such matters is submitted to any taxation authority which is not true and accurate in all material respects.

    If the Covenantor, acting reasonably in all respects, considers (in connection with Reserved Matters only) that the Purchaser is in breach of any of its obligations under this paragraph 8, then the Covenantor may request in writing (notwithstanding the provisions of paragraphs 5 and 8 of this Schedule and subject to paragraph 8.11 below) and the Purchaser shall procure that:-

      the Company or the relevant Subsidiary authorises the Covenantor and its agents, at the Covenantor's cost, to negotiate with the relevant taxation authority all matters relating to Reserved Matters for the accounting period current at the date of Completion, to the extent that the Covenantor may or otherwise would be liable under this Schedule; and

      the Company or the relevant Subsidiary authorises the Covenantor and its agents, at the Covenantor's cost, to complete the registration of a taxable presence of the Company or any of its Subsidiaries (including registration for VAT and similar taxes) in any jurisdiction to which the Reserved Matters relate; and

      the Covenantor is kept fully informed of the progress to date of all material matters relating to the Completion tax affairs insofar as these relate to the Reserved Matters (or matters which could be the subject of a taxation liability for which the Covenantor could be liable under this schedule);

      the Covenantor promptly receives copies of any communication with any taxation authority insofar as it is relevant to Reserved Matters (or matters which could, in the reasonably opinion of the Purchaser, be the subject of a taxation liability for which the Covenantor could be liable under this schedule);

      the Covenantor and its duly authorised agents are afforded such information and assistance as it or they reasonably require to enable the Covenantor to fulfil its obligations under this paragraph 8;

      the Company shall give the Covenantor as soon as reasonably practicable upon request such access to documents, books and records of the Company (including those kept for the purposes of VAT) as the Covenantor shall reasonably require and provide copies (at the Covenantor's cost) of such documents, books and records for the purposes of any matter relating to the Completion taxation affairs; and

      for such purposes and as soon as reasonably practicable, the Purchaser will sign and submit to the relevant taxation authority all such documents as the Covenantor or representative member shall reasonably request for the purpose.

    Where paragraph 8.10 above applies, then in respect of Reserved Matters and the registration of a taxable presence to which paragraph 8.10.2 refers, the Covenantor shall procure that:-

      the Purchaser is kept fully informed of the progress of all material matters relating to such matters;

      the Purchaser promptly receives copies of all material written correspondence with any taxation authority insofar as it is relevant to such matters;

      the Purchaser is afforded a reasonable opportunity to comment on all documents relating to such matters, including non-routine correspondence before its submission to the relevant taxation authority and that its reasonable comments are taken into account (provided that, if the Purchaser fails to comment within fifteen Business Days of receipt, the Covenantor or its duly authorised agents shall be entitled to submit the relevant document or correspondence to the relevant taxation authority without further reference to the Purchaser); and

      no document in connection with such matters is submitted to any taxation authority which is not true and accurate in all material respects.

  Reliefs and Corresponding Savings

    Where:-

      an amount of taxation paid by the Company or any of the Subsidiaries has resulted in a relief which would not otherwise have arisen ("the Relevant Relief"); and

      the Covenantor has made a payment to the Purchaser in respect of such amount under this Schedule the Purchaser shall procure that the Company or, as the case may be, the relevant Subsidiary, so far as is possible, uses the Relevant Relief in priority to any other Relief and pays to the Covenantor an amount equal to the amount by which the Company's taxation liability is reduced as a result of utilisation of the Relevant Relief.

    Where:-

      the Covenantor has made a payment under this Schedule in respect of a taxation liability which has arisen in consequence of the disallowance for the purposes of taxation of any expenditure, provision or reserve recognised in the Accounts and which was treated as deductible or allowable for the purposes of taxation in preparing those Accounts; and

      in any accounting period ending on or after the Accounts Date the Company becomes entitled to a relief in respect of such expenditure, provision or reserve as is mentioned in sub- paragraph 9.2.1 hereof or the items or matters to which such expenditure provision or reserve relates then the Purchaser shall or shall procure that the Company or, as the case may be, the relevant Subsidiary shall make a payment to the Covenantor of an amount equal to the amount by which the Company's or as the case may be the relevant Subsidiary's taxation liability is reduced as a result of utilisation of the relief referred to in sub-paragraph 9.2.2 hereof.

    The Covenantor (at its own expense) shall be entitled to require and the Purchaser shall procure that the Company's auditor shall certify the amount of any payments due under paragraph 9.1 and sub-paragraph 9.2.2.

    For the purposes of paragraph 9.2, no relief shall be treated as having arisen until it has been realised by the Company or relevant Subsidiary in money or money's worth.

  Overprovisions

    If any provision for taxation (other than a provision for deferred tax but including, for the avoidance of doubt, any provision whether specific or general in respect of the Reserve Matters) in the Accounts has proved to be an over-provision (except to the extent that such over-provision result from the utilisation of an Accounts relief or post-Accounts Date relief) then an amount equal to such over-provision shall be dealt with in accordance with sub-paragraph 10.2 below.

    Where, pursuant to sub- paragraph 10.1 any amount (the "Relevant Amount") is to be dealt with in accordance with this sub-paragraph 10.2;

      the Relevant Amount shall be first set off against any payment then due from the Covenantor under this Schedule;

      to the extent that there is an excess, a refund shall be made to the Covenantor of any previous payment or payments made by them under this Schedule and not previously refunded under this sub-paragraph, up to the amount of such excess; and

      to the extent that the excess referred to in sub- paragraph 10.2.2 is not exhausted under that sub-paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which shall become due from the Covenantor under this Schedule.

    For the purposes of paragraph 10.2, no relief shall be treated as having arisen until it has been realised by the Company or relevant Subsidiary in money or money's worth.

  Secondary Tax Liabilities

    The Purchaser covenants to pay to the Covenantor an amount equal to any taxation liability or taxation claim recoverable from the Covenantor and all reasonable costs and expenses attributable thereto or arising in connection therewith by reason of the Company or any of the Subsidiaries failing to meet its primary liability to taxation when due under ICTA sections 767A and 767AA in respect of corporation tax assessed on the Company (but excluding any liability to taxation to the extent that it is a taxation liability in respect of which Covenantor is liable under paragraph 2 of for breach of the Warranties relating to tax).

    The Purchaser shall pay any amount which is required to be paid by it pursuant to paragraph 11.1 on or before the fifth Business Day before the date on which the taxation in question has to be paid to the appropriate taxation authority in order to avoid incurring a liability to interest or a charge or penalty in respect of that taxation or, if later, not more than five Business days following the date on which the Covenantor notifies the Purchaser of its liability to make such payment.

    Paragraph 4 (grossing up) shall apply mutatis mutandis to any amount payable by the Purchaser to the Covenantor pursuant to paragraph 11.1.

    The Purchaser shall cease to have any liability under this paragraph 11 on the sixth anniversary of Completion except in respect of a claim of which the Covenantor gives notice to the Purchaser before such date.

SCHEDULE 9

Guarantees

Part 1

Vendor Group Guarantees

1. Deed of Guarantee provided by Walker Interactive Systems, Inc. (doing business as Elevon, Inc.) to The Mayor and Burgess of the Royal Borough of Kingston Upon Thames dated 13 March 2002.

2. Deed of Guarantee provided by Walker Interactive Systems, Inc. (doing business as Elevon, Inc.) to The Bank of England dated 21 May 2002.

3. Deed of Guarantee provided by Walker Interactive Systems, Inc. (doing business as Elevon, Inc.) to AXA Technology Services UK Limited dated 21 May 2002.

4. Deed of Guarantee provided by Walker Interactive Systems, Inc. (doing business as Elevon, Inc.) to London Electricity plc dated 21 May 2002.

5. Guarantee provided by Walker Interactive Systems Inc in respect of default of payment of rent or non-observance/performance of tenant covenants and obligations contained in the main headlease of the Property known as the Gatehouse, Aylesbury dated 7 November 1991, details of such Lease being set out in Part 1 of Schedule 6.

6. Guarantee provided by Walker Interactive Products Inc in respect of default of payment of rent or non-observance/performance of tenant covenants and obligations contained in the Lease of the Property known as Walker House, dated 26 February 1985, details of such Lease being set out in Part 1 of Schedule 6.

Part 2

Target Group Guarantees

None

SCHEDULE 10

The Management Team

Roger Llewellyn

Dean Dickinson

Keith Milton

William Strachan

John Day

Kevin Lyons

SCHEDULE 11

Commercial Contracts

Part 1

Vendor Group Commercial Contracts

  Licence Agreement including Appendices A, B & D (Licence Agreement No. 0132, NPD Agreement Reference No. 62408) between (1) Walker Interactive Systems Inc, (2) Walker Interactive Products International and National Power Division dated 18th March 1990.

  Licence Agreement between (1) Walker Interactive Systems Inc. (2) Walker Interactive Products International and National Power Division (Walker Licence Agreement No. 0132, National Power Agreement Reference (T)50028) dated 28th March 1990 including Appendices A-C and letter from Daniel Perkins dated 8th June 1990 outlining Variation No. 1 to Agreement No. 0132 (NPD Reference (T) 50028).

  Software Product Licence and Maintenance Agreement and Professional Services Agreement Licence Agreement No. 0165 between (1) Walker Interactive Systems Inc, (2) Walker Interactive Products International and (3) British Airways Plc dated 25th November 1994, plus, Addendum A dated 8th January 2001 (unsigned) and Change Order No. 6 dated 8th January 2001 signed by British Airways Plc and by Walker International Limited on 2nd March 2001, and Maintenance Agreement between Walker Interactive Products International and Electronic Data Systems Limited dated 29th January 1999.

  Strategic Alliance Application License Agreement between Micro Focus Limited and Elevon signed on behalf of Elevon together with 3 facsimile sheets.

  Joint Development, Licence and Marketing Agreement between Elevon, Inc. and QSP Asia Pacific Pty Ltd dated 30th June 2002

  Letter to Miss A Applegarth dated 3 April 199 signed by PHH Allstar Ltd and Walker Interactive Systems Incorporated together with All Star Fuel Card Price List and Special Options Menu, Terms and Conditions of use; and in name of Walker Interactive Products International: Application Form, Client Set-Up Form and Client Amendment Form.

  Licence Agreement between (1) Walker Interactive Systems Inc. (2) Walker Interactive Products International and (3) Hertfordshire County Council dated 26 June 1990 together with Addendum A to E

Part 2

Target Group Commercial Contracts

None

Part 3

WIPI Commercial Contracts

1. Letter to Miss A Applegarth dated 3 April 199 signed by PHH Allstar Ltd and Walker Interactive Systems Incorporated together with All Star Fuel Card Price List and Special Options Menu, Terms and Conditions of use; and in name of Walker Interactive Products International: Application Form, Client Set-Up Form and Client Amendment Form.

  Licence Agreement including Appendices A, B & D (Licence Agreement No. 0132, NPD Agreement Reference No. 62408) between (1) Walker Interactive Systems Inc, (2) Walker Interactive Products International and National Power Division dated 18th March 1990.

  Licence Agreement between (1) Walker Interactive Systems Inc. (2) Walker Interactive Products International and National Power Division (Walker Licence Agreement No. 0132, National Power Agreement Reference (T)50028) dated 28th March 1990 including Appendices A-C and letter from Daniel Perkins dated 8th June 1990 outlining Variation No. 1 to Agreement No. 0132 (NPD Reference (T) 50028).

  Licence Agreement between Walker Interactive Products International and National Power Plc (Licence Agreement No. 0132(A), National Power Agreement Reference MDA/B/81746CFM) dated 30th June 1997. Appendices A-C and Addendum D.

  Addendum A to Application System Product Licence Agreement 0132 signed by Walker Interactive Products International on 15th March 1993 and by National Power on 9th March 1993.

  Letter from National Power plc (Kim Ward) to Walker International (Mike English) dated 31st March 1999 enclosing Addendum A dated 1st September 1999 (unsigned).

  Licence Agreement between (1) Walker Interactive Products International and (2) Whitbread PLC dated 29 April 1992

  Licence Agreement between (1) Walker Interactive Products International and (2) Abbey National PLC dated 29 June 1993

  Licence Agreement between (1) Walker Interactive Products International and (2) Frizzell Financial Services Ltd dated 16 September 1993

  Novation agreement between (1) Walker Interactive Products International, (2) :Liverpool Victoria Friendly Society Limited, and (3) Electronic Data Systems Limited dated 21 December 2001

  Licence Agreement between (1) Walker Interactive Products International and (2) Bristol & West Building Society signed on 6 June 1987 and 28 April 1987 respectively, together with Addendum A to L.

  Licence Agreement between (1) Walker Interactive Systems Inc. (2) Walker Interactive Products International and (3) Hertfordshire County Council dated 26 June 1990 together with Addendum A to E

  Software Services Agreement between Walker Interactive Products International and Electronic Data Systems Limited dated 4th February 1999 including Schedules A-C.

  Software Product Licence and Maintenance Agreement and Professional Services Agreement Licence Agreement No. 0165 between (1) Walker Interactive Systems Inc, (2) Walker Interactive Products International and (3) British Airways Plc dated 25th November 1994, plus, Addendum A dated 8th January 2001 (unsigned) and Change Order No. 6 dated 8th January 2001 signed by British Airways Plc and by Walker International Limited on 2nd March 2001, and Maintenance Agreement between Walker Interactive Products International and Electronic Data Systems Limited dated 29th January 1999.

  Licence Agreement between (1) Walker Interactive Products International and (2) The Governor and Company of the Bank of Scotland dated 28 March 1994

  Software Licence and Maintenance Agreement between (1) Walker Interactive Products International and (2) The Governor and Company of the Bank of Scotland dated 7 August 1998

  Licence Agreement between (1) Walker Interactive Products International and (2) Royal Liver Friendly Society dated 19 December 1990

  Warranty Maintenance Services Agreement between (1) Walker Interactive Products International and (2) Royal Liver Friendly Society dated 19 December 1990

  Master Services Agreement between (1) Walker Interactive Products International and (2) Royal Liver Assurance Limited dated 30 June 1997

  /s/ Frank M Richardson

SIGNED by )

for and on behalf of ELEVON INC. )

  /s/ Roger Llewellyn

SIGNED by )

for and on behalf of NOVELE LIMITED )